UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒
No fee required

☐
Fee paid previously with preliminary materials

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Preliminary Proxy Materials Subject to Completion
[ • ], 2023
Dear Stockholder:
It is my pleasure to invite you to attend our 2023 Annual Meeting of Stockholders, which will be held on Wednesday, May 17, 2023 at 9:00 a.m. at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. On the pages following this letter you will find the notice of our 2023 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which further describes the business matters listed in the notice. Following completion of the scheduled business at the 2023 Annual Meeting, we will report on our operations and answer questions from stockholders.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2023 Annual Meeting.
Whether or not you plan to attend the 2023 Annual Meeting, your vote is important and we encourage you to vote promptly. After you have read the attached proxy statement, please cast your vote by telephone or through the Internet. Instructions for voting by telephone or through the Internet are included on the Notice of Internet Availability of Proxy Materials you received in the mail. If you received printed copies of these materials, please mark your vote on the proxy card, sign and date the proxy card, and return it per the instructions on the card.
We hope that you will be able to join us at the 2023 Annual Meeting.
Sincerely,
ROBERT J. PAGANO, JR.
Chief Executive Officer, President
and Chairperson of the Board

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2023

To the Stockholders of
Watts Water Technologies, Inc.
Notice is hereby given that the 2023 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845, on Wednesday, May 17, 2023, at 9:00 a.m., local time, for the following purposes:
1.
To elect the nine directors named in the proxy statement to our Board of Directors, each to hold office until our 2024 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;

2.
To approve, by a non-binding advisory vote, named executive officer compensation;

3.
To approve, by a non-binding advisory vote, the frequency of future advisory votes to approve named executive officer compensation;

4.
To approve an amendment to our Restated Certificate of Incorporation, as amended, to provide for the exculpation of officers with respect to certain breaches of their duty of care; and

5.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
Only stockholders of record at the close of business on March 22, 2023 are entitled to notice of and to vote at the Annual Meeting or any continuation, adjournment or postponement thereof.
By Order of the Board of Directors
KENNETH R. LEPAGE
General Counsel,
Chief Sustainability Officer
and Secretary
North Andover, Massachusetts
[ •], 2023

i

ii

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 17, 2023
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING
Our 2023 Annual Meeting of Stockholders will be held on Wednesday, May 17, 2023 at 9:00 a.m., local time, at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. If you have any questions about the Annual Meeting, you may contact our Investor Relations department by email at investorrelations@wattswater.com or by mailing a written request for information addressed to our Corporate Secretary at our principal executive offices.
Information About this Proxy Statement
You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. (which we also refer to as Watts or the Company) is soliciting your proxy to vote your shares at the 2023 Annual Meeting and at any continuation, adjournment or postponement of the 2023 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 22, 2023 are entitled to receive notice of and to vote at the Annual Meeting.
Beginning on or about April [ • ], 2023, we are mailing or making available to our stockholders of record as of March 22, 2023 a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our proxy statement, proxy and annual report for the year ended December 31, 2022, as well as how to vote. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is available in the Investors section of our website at https://investors.wattswater.com. If you are a stockholder and would like a copy of our Annual Report on Form 10-K or any of its exhibits sent to you, we will send it to you without charge. Please address all such requests to our Corporate Secretary at our principal executive offices.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2023
This proxy statement and our 2022 annual report to security holders are available at https://materials.proxyvote.com/942749.
Information About Voting
Each share of our class A common stock, par value $0.10 per share, outstanding on the record date is entitled to one vote on each matter submitted, and each share of our class B common stock, par value $0.10 per share, outstanding on the record date is entitled to ten votes on each matter submitted. As of the close of business on March 22, 2023, there were outstanding and entitled to vote            shares of class A common stock and 5,958,290 shares of class B common stock.
Stockholders of Record
Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•
By Internet—Stockholders of record may vote over the Internet by visiting the website listed on the Internet Notice and following the instructions;

•
By telephone—Stockholders of record located in the United States and Canada may vote by calling the toll-free telephone number listed at https://materials.proxyvote.com/942749 and following the instructions; or

•
By mail—Stockholders of record who request printed copies of our proxy materials may also vote by mail by signing and dating the proxy card and returning it in accordance with the instructions on the card.

If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted “FOR” the election of each of the nine nominees for director named in this proxy statement, “FOR” our named executive officer compensation, for “1 YEAR” with respect to the frequency of future advisory votes to approve our named executive officer compensation, “FOR” the amendment to our Certificate of Incorporation, and “FOR” the ratification of the appointment of KPMG LLP.
You may revoke or change your proxy at any time before it is exercised by (i) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (ii) voting in person at the Annual Meeting, (iii) granting a subsequent proxy through the Internet or by telephone, or (iv) sending a written revocation to our Corporate Secretary at our principal executive offices. Attending the Annual Meeting will not revoke your proxy unless you specifically request that your proxy be revoked by sending a written revocation to our Corporate Secretary before the proxy is exercised or you vote in person at the Annual Meeting.
Beneficial Owners
If you are a beneficial owner and your shares are held in “street name” by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on a voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
Quorum; Required Votes; Abstentions and Broker Non-Votes
The presence, in person or by proxy, of a majority of the voting power of the outstanding shares of class A common stock and class B common stock entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange, or NYSE, to vote street name shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from the beneficial owners, but will not have discretionary authority to vote on the election of directors, the approval of our named executive officer compensation, the frequency of future advisory votes to approve our named executive officer compensation, the amendment to our Certificate of Incorporation or any other proposals submitted for approval at the Annual Meeting.

Proposal 1: Election of Directors
Under our by-laws, directors are elected by plurality vote. This means that the nine director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all the director nominees, withhold your vote from all the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld and broker non-votes will have no effect on the results of the vote.
Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers
Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval on a non-binding, advisory basis, of the compensation of our named executive officers. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.
Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers
Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers. If none of the frequency options (one year, two years or three years) receives a majority of votes present or represented and entitled to be cast, we will consider the frequency option receiving the highest number of votes cast by stockholders to be the option that has been recommended by stockholders. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal for purposes of determining whether one of the options received a majority of votes present or represented and entitled to be cast. Broker non-votes will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal. As described in more detail in Proposal 3, because this proposal is non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future named executive officer compensation advisory votes more or less frequently than what is recommended by stockholders.
Proposal 4: Approval of the Amendment to Our Certificate of Incorporation Regarding Officer Exculpation
Under our Certificate of Incorporation and the Delaware General Corporation Law, approval of the amendment to our Certificate of Incorporation requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of class A common stock and class B common stock, voting together as a class. An abstention and a broker non-vote will have the same effect as a vote against the proposed amendment to our Certificate of Incorporation because such proposal requires an affirmative vote by a majority of the votes represented by the shares outstanding.
Proposal 5: Ratification of Our Independent Registered Public Accounting Firm
Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Because brokers have discretionary authority under NYSE rules to vote street name shares on Proposal 5, we do not expect any broker non-votes in connection with this proposal.

Solicitation of Proxies
We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for their reasonable expenses.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 Annual Meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.
Other Business to be Considered
Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1 ELECTION OF DIRECTORS
Our entire Board is elected annually at each Annual Meeting. Our Board has nominated each of the nine individuals named below for election as a director at our 2023 Annual Meeting. If elected, each nominee will serve until our 2024 Annual Meeting and until such director’s successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All the nominees are currently members of our Board and were elected by our stockholders at the 2022 Annual Meeting. We expect that all the nominees will be available for election, but if any of the nominees is unable to serve or for good cause will not serve at the time of the 2023 Annual Meeting, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board.
Our Board of Directors recommends that stockholders vote “FOR” the election of each nominee as a director of Watts Water Technologies, Inc.
Information as to Nominees for Director
Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2023, except for the ages of the nominees, which are current as of May 17, 2023, the date of our 2023 Annual Meeting. For additional information regarding the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director, see “Criteria and Diversity” within the Corporate Governance section below.

Christopher L. Conway
Age: 67
Director Since: 2015
Mr. Conway was President, Chief Executive Officer and Chairperson of the Board of CLARCOR Inc. from December 2011 until it was acquired in February 2017. Mr. Conway is now retired. Mr. Conway originally joined CLARCOR in 2006 and served in several senior management roles prior to becoming President and Chief Executive Officer, including Chief Operating Officer, President of CLARCOR’s PECOFacet division, President of Facet USA, Inc., an affiliate of CLARCOR, and Vice President of Manufacturing of Baldwin Filters, Inc., another affiliate of CLARCOR. CLARCOR was a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Prior to joining CLARCOR, Mr. Conway served for two years as the Chief Operating Officer of Cortron Corporation, Inc., a manufacturing start-up based in Minneapolis, Minnesota. Mr. Conway also served for seven years in various management positions at Pentair, Inc., a global provider of products and services relating to energy, water, thermal management and equipment protection.

Michael J. Dubose
Age: 67
Director since: 2020
Mr. Dubose has served as President of the Fisher Healthcare Division of Thermo Fisher Scientific Inc. since March 2019. Thermo Fisher Scientific engages in the provision of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery, and diagnostics. Mr. Dubose previously served as Vice President of National Accounts and Cross Border Business Globally for W.W. Grainger, Inc. from 2010 to March 2019. W. W. Grainger is a leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe. Prior to this position, he served as a Regional Vice President of Staples, Inc. from 2008 to 2010. Prior to 2008, Mr. Dubose held senior management positions with Corporate Express Inc., Alliant Foodservice Inc. and Baxter International Inc.

David A. Dunbar
Age: 61
Director since: 2017
Mr. Dunbar has served as President, Chief Executive Officer and a member of the board of directors of Standex International Corporation since January 2014, and as Chairperson since October 2016. Standex is a global, multi-industry manufacturer comprised of five business segments of Electronics, Engraving, Scientific, Engineering Technologies and Specialty Solutions. Mr. Dunbar previously served as President of the valves and controls global business unit of Pentair, Inc. from October 2009 to December 2013. The unit was initially owned by Tyco Flow Control, and Tyco Flow Control and Pentair merged in 2012. Prior to his tenure at Pentair, Mr. Dunbar held a number of senior positions at Emerson Electric Co., including President of each of the following: Emerson Process Management Europe; Machinery Health Management; and Emerson Climate Technologies Refrigeration.

Louise K. Goeser
Age: 69
Director since: 2018
Ms. Goeser served as President and Chief Executive Officer of Grupo Siemens S.A. de C.V. from March 2009 until her retirement in May 2018. In this position, Ms. Goeser was responsible for Siemens Mesoamérica, which is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors. Ms. Goeser previously served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company from 1999 to 2005. Prior to 1999, Ms. Goeser served as General Manager, Refrigeration and Vice President, Corporate Quality at Whirlpool Corporation and held various leadership positions with Westinghouse Electric Corporation. Ms. Goeser has served as a member of the board of directors of MSC Industrial Direct Co., Inc. since December 2009. MSC is a North American distributor of metal working and maintenance, repair, and operations products and services. Ms. Goeser previously served as a member of the boards of directors of Talen Energy from June 2015 to December 2016, PPL Corporation from March 2003 to June 2015, and Witco Corporation from 1997 to 1999.

W. Craig Kissel
Age: 72
Director since: 2011
Mr. Kissel has served as Lead Independent Director of our Board of Directors since February 2022 and served as the Chairperson of our Board of Directors from October 2014 to February 2022. Mr. Kissel previously was employed by American Standard Companies Inc. from 1980 until his retirement in September 2008. American Standard was a leading global supplier of air conditioning and heating systems, vehicle control systems and bathroom china and faucet-ware. During his time at American Standard, Mr. Kissel served as President of Trane Commercial Systems from 2004 to 2008, President of WABCO Vehicle Control Systems from 1998 to 2003, President of the Trane North American Unitary Products Group from 1994 to 1997, Vice President of Marketing of the Trane North American Unitary Products Group from 1992 to 1994 and held various other management positions at Trane from 1980 to 1991. From 2001 to 2008, Mr. Kissel served as Chairman of American Standard’s Corporate Ethics and Integrity Council, which was responsible for developing the company’s ethical business standards. Mr. Kissel also served in the U.S. Navy from 1973 to 1978. Mr. Kissel served as a director of Chicago Bridge & Iron Company from May 2009 until its merger with McDermott International, Inc. in May 2018 and then Mr. Kissel served as a member of the board of directors of McDermott International until June 2020. McDermott International is a global provider of technology, engineering and construction solutions for the energy industry.

Joseph T. Noonan
Age: 41
Director since: 2013
Mr. Noonan is currently an angel investor and advisor to consumer, software and technology-enabled companies. Mr. Noonan previously served as Founder and Chief Executive Officer of Linger Home, Inc., a direct-to-consumer home textile brand, from August 2018 to January 2020. From November 2013 to January 2018, Mr. Noonan served as Chief Executive Officer of Homespun Design, Inc., an online marketplace for American-made furniture and home accents. Mr. Noonan previously worked as an independent digital strategy consultant from November 2012 to November 2013. Mr. Noonan was employed by Wayfair LLC from April 2008 to November 2012. During his time at Wayfair, Mr. Noonan served as Senior Director of Wayfair International from June 2011 to November 2012, Director of Category Management and Merchandising from February 2009 to June 2011 and Manager of Wayfair’s Business-to-Business Division from April 2008 to February 2009. Wayfair is an online retailer of home furnishings, décor and home improvement products. Prior to joining Wayfair, Mr. Noonan worked as a venture capitalist at Polaris Partners and as an investment banker at Cowen & Company.

Robert J. Pagano, Jr.
Age: 60
Director since: 2014
Mr. Pagano has served as Chief Executive Officer and President of our Company since May 2014 and as Chairperson of our Board of Directors since February 2022. He also served as interim Chief Financial Officer from October 2014 to April 2015 and from April 2018 to July 2018. Mr. Pagano previously served as Senior Vice President of ITT Corporation and President, ITT Industrial Process from April 2009 to May 2014. Mr. Pagano originally joined ITT in 1997 and served in several additional management roles during his career at ITT, including as Vice President Finance, Corporate Controller, and President of Industrial Products. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT, Mr. Pagano worked at KPMG LLP. Mr. Pagano is a Certified Public Accountant. Mr. Pagano has also served as a member of the board of directors of Applied Industrial Technologies, Inc. since August 2017. Applied Industrial Technologies is a distributor of bearings, power transmission products, fluid power components and other industrial supplies and provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Mr. Pagano has also served on the board of directors of The Water Council since October 2021. The Water Council is a non-profit organization focused on water research, education and economic development to solve critical water challenges by driving innovation in freshwater technology and advancing water stewardship.

Merilee Raines
Age: 67
Director since: 2011
Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX, including Corporate Vice President of Finance, Vice President of Finance and Treasurer, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes products and services primarily for the companion animal, veterinary, livestock and poultry, dairy and water testing industries. Ms. Raines served as a member of the board of directors of Affymetrix, Inc., a provider of life science and molecular diagnostic products that enable analysis of biological systems at the gene, protein and cell level, from January 2015 until it was acquired in March 2016. Ms. Raines also served as a member of the board of directors of Aratana Therapeutics, Inc., a pet therapeutics company focused on licensing, developing and commercializing biopharmaceutical products for companion animals, from February 2014 until it was acquired in July 2019. Ms. Raines served as a member of the board of directors of Benchmark Electronics, Inc., a worldwide provider of engineering services, integrated technology solutions and electronic manufacturing services, from May 2018 to June 2021. Ms. Raines has served as a member of the board of directors of TransMedics Group, Inc., a medical technology company providing novel systems for the preservation and transport of organs to be used for transplant, since January 2021. Ms. Raines has also served as a member of the board of directors of Ocular Therapeutix, Inc., a biopharmaceutical company focused on the formulation, development and commercialization of innovative therapies for diseases and conditions of the eye, since September 2021.

Joseph W. Reitmeier
Age: 58
Director since: 2016
Mr. Reitmeier has served as Executive Vice President & Chief Financial Officer of Lennox International Inc. since July 2012. Mr. Reitmeier served as Vice President of Finance for the LII Commercial business segment of Lennox International from 2007 to July 2012 and as Director of Internal Audit from 2005 to 2007. Lennox International is a leading global provider of climate control solutions, and it designs, manufactures and markets a broad range of products for the heating, ventilation, air conditioning and refrigeration markets. Before joining Lennox International, Mr. Reitmeier held financial leadership roles at Cummins Inc. and PolyOne Corporation.

Director Compensation
Our non-employee directors are compensated for their service as directors. During 2022, our Chief Executive Officer, Robert J. Pagano, Jr., was the only member of our Board of Directors who was an employee of Watts, and he did not receive any additional compensation for his service as a director. Our current compensation arrangements for non-employee directors were set effective as of the second quarter of 2022, informed by a comprehensive competitive analysis of non-employee director compensation performed for the Compensation Committee by its independent compensation consultant,

Pearl Meyer & Partners, LLC. This review included a consideration of non-employee director compensation practices among a peer group of companies identical to the peer group roster we used at the time for benchmarking executive pay practices, and the current compensation arrangements are intended to position our non-employee director compensation program at approximately the median of our peer group. As a result of the Board’s review of Pearl Meyer’s analysis, effective as of the second quarter of 2022, the annual cash retainer for non-employee directors was increased from $75,000 to $85,000, an additional annual retainer for the Lead Independent Director was established and set at $25,000, and the value of the annual grant of Class A common stock was increased from $110,000 to $130,000, which increases were intended to position our non-employee director compensation program closer to the median of our peer group. Set forth below is a summary of the current compensation arrangements for our non-employee directors.
Annual cash retainer:	$85,000
Additional annual cash retainer for the Lead Independent Director:	$25,000
Additional annual cash retainer for the Chairperson of the Audit Committee:	$20,000
Additional annual cash retainer for the Chairperson of the Compensation Committee:	$15,000
Additional annual cash retainer for the Chairperson of the Governance and Sustainability Committee:	$12,500
Value of annual grant of class A common stock:	$130,000
We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Non-employee directors do not receive any additional compensation for attendance at Board or committee meetings.
Our Board typically approves grants of stock awards to non-employee directors at its first quarterly meeting following the election of directors at our Annual Meeting of Stockholders. On August 1, 2022, we granted 1,019 shares of class A common stock to each of Messrs. Conway, Dubose, Dunbar, Kissel, Noonan and Reitmeier and Mses. Goeser and Raines. Such awards were not subject to vesting or any other conditions or restrictions. Under our Third Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), the maximum aggregate number of shares of class A common stock with respect to one or more awards that may be granted to a non-employee director during any one calendar year is 100,000. For the August 1, 2022 grants, our Board determined the number of shares to be awarded to our non-employee directors using a thirty-days trailing average stock price, which resulted in a grant date fair value that was higher than the target value of the annual stock grant to non-employee directors.
We have instituted a program under which our non-employee directors may defer receipt of their annual grant of shares of class A common stock. If any dividends are paid on our class A common stock during the period in which the stock is deferred, the non-employee director accrues dividends in the amount he or she would have received if the shares had been issued and held by the director at the time the dividend was paid. The accrued dividends will be distributed, without interest, in cash at the end of the deferral period chosen by such director when the stock is issued to the director. Messrs. Conway and Reitmeier and Ms. Raines elected to defer receipt of their 2022 stock awards.
Our non-employee directors are subject to stock ownership guidelines. These guidelines stipulate that each non-employee director should own shares of our class A common stock with a market value of at least three times the amount of the annual cash retainer payable to non-employee directors, which market value was $255,000 for 2022. It is expected that this ownership level will generally be achieved within a three-year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with these ownership guidelines, any deferred shares are considered held by the director. The Compensation Committee reviews each non-employee director’s compliance with these guidelines on an annual basis. Compliance is typically measured based on stock ownership as of the last day of the second fiscal quarter. At the end of the second fiscal quarter of 2022, all our non-employee directors who had been members of our Board for three or more years were in compliance with our stock ownership guidelines.

The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2022.
2022 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Christopher L. Conway	95,000	141,835	236,835
Michael J. Dubose	80,000	141,835	221,835
David A. Dunbar	80,000	141,835	221,835
Louise K. Goeser	80,000	141,835	221,835
W. Craig Kissel	133,750	141,835	275,585
Joseph T. Noonan	80,000	141,835	221,835
Merilee Raines	100,000	141,835	241,835
Joseph W. Reitmeier	80,000	141,835	221,835

(1)
The amounts in this column reflect the grant date fair value of the stock awards granted during 2022 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2023. The amounts reflected in this column for Messrs. Conway and Reitmeier and Ms. Raines were deferred under our non-employee director stock deferral program described above. None of our non-employee directors held any unvested stock awards or option awards as of December 31, 2022.

CORPORATE GOVERNANCE
Our Commitment to Good Corporate Governance
We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the NYSE and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.
Role of Our Board of Directors
Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints executive officers and oversees succession planning and our executive officers’ performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives. Our Board also oversees our approach to sustainability and corporate social responsibility.
Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.
In 2022, our Board met six times and each incumbent director who was a member of our Board during 2022 attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.
The Role of our Board in Risk Oversight
The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, climate change, cybersecurity, sustainability, strategic and reputational risks, and, since 2020, risks presented by the COVID-19 pandemic. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification and assessment, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairperson of the relevant committee reports on the committee’s discussion of such risk to the Board during the Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Oversight of Cybersecurity
Our Board recognizes the critical nature of cybersecurity to preserve the trust and confidence of our customers, suppliers, employees and shareholders. As part of its independent oversight of key risks facing the Company, the Board and Audit Committee receive regular updates from management on our approach to cybersecurity. The Board and Audit Committee separately receive reports from management, including the Chief Information Officer and the Chief Information Security Officer, on the Company’s business and product security programs, risk management and risk profile, and the status of programs to strengthen the Company’s cybersecurity posture.
To more effectively prevent, detect and respond to cybersecurity threats, the Company has a cybersecurity program for both business systems and product security that is overseen by our Chief Information Security Officer. The program is planned to protect and preserve the security, integrity and up-time of the Company’s information technology systems and connected products, and also to protect the confidentiality and integrity of information maintained by the Company. Our employees receive regular education regarding relevant cybersecurity practices and how to protect information and data against cyber threats.
Our Cyber Security Council, comprising senior leaders from many different parts of our business, is responsible for reviewing and assessing security risks from a business and technology perspective across all organizations within the Company. Throughout the year, the Council receives presentations and reports on business and product security, including updates on policies and practices, risk profile, third-party assessments, and legal issues.
Management Succession Planning
Our Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. Each year, the Board meets with our Chief Human Resources Officer and Chief Executive Officer to conduct a comprehensive review of management succession planning and to address potential vacancies in senior leadership, including succession planning for our Chief Executive Officer. In addition, during its quarterly meetings the Board typically focuses on a particular business unit and/or function and conducts a comprehensive review of that business unit or function, including management succession planning and potential leadership vacancies within such business unit or function.

Our Board has also adopted an emergency succession process framework in the event of a sudden or unanticipated absence of our Chief Executive Officer. Under this framework, the Board periodically assesses and updates a prioritized list of emergency interim chief executive officer candidates and the framework outlines other high-level planning, notification and other actions with respect to the temporary or permanent absence of our Chief Executive Officer.
Commitment to Sustainability
We have demonstrated our commitment to environmental sustainability by reducing our impact on the environment in multiple areas of our global business and by providing innovative products and solutions that enable our customers to reduce their impact on the environment. We are also focused on building a sustainable company by adhering to responsible business practices, prioritizing employee safety and by providing our employees with opportunities for personal and professional growth, including through programs and initiatives to promote diversity, equity and inclusion. We also strive to have a positive impact on the communities in which we live and work and other communities in need through community involvement, educational partnerships and charitable giving.
Sustainability Leadership	In May 2022, our Board of Directors amended the charter of our Nominating and Corporate Governance Committee to rename it as the Governance and Sustainability Committee and to delegate to the Committee primary responsibility for the oversight of our environmental, social and governance (ESG) efforts and strategy. The Governance and Sustainability Committee reviews the Company’s ESG performance and strategic plans four times a year at its regularly scheduled quarterly meetings and receives additional updates from the Company’s Chief Sustainability Officer as needed. At the management level, our General Counsel and Chief Sustainability Officer, who reports directly to our Chief Executive Officer, has general oversight responsibility for all sustainability matters. Our General Counsel and Chief Sustainability Officer also chairs our global Sustainability Steering Committee, which is made up of senior company leaders and is responsible for formulating our sustainability strategy and overseeing the execution of our ESG initiatives.
Sustainability Strategy	In 2021, we conducted a sustainability materiality assessment with the assistance of an external consultant. The results of that assessment are being used by the Sustainability Steering Committee to identify our key focus areas and from there to build a strategy to address the material ESG topics identified by the materiality assessment.
Environmental Stewardship	We have made substantial progress in minimizing the environmental impact of our operations. Recent initiatives have resulted in a reduction in our global water consumption and our greenhouse gas emissions, including through the implementation of smart monitoring systems in many of our high water use facilities to promote early leak and surge detection and investments in various energy reduction projects. With respect to our product handprint, we provide an extensive portfolio of products, components and systems that conserve water, save energy, reduce waste and preserve water quality and safety. In addition, our goal is to embed sustainability throughout the lifecycle of our products to create safe, efficient, long-lasting products made with high-recycling-value materials wherever possible.

Social Responsibility	We are committed to creating both economic and social value and we strive to have a positive impact on our global community. During 2022, we supported those in need through donations of money and products to several non-profit charitable organizations and through the volunteer efforts of our employees. One example was our ongoing partnership with the Planet Water Foundation. During 2022, we worked with Planet Water to fund the construction of six AquaTowers and AquaSan systems, which provide clean, safe drinking water for up to 10,800 people in Cambodia, India, Mexico, the Philippines and Indonesia.
Governance, Business Ethics & Compliance	We believe that good corporate governance and an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies and consider changes to our corporate governance policies and practices in light of such guidance and interpretations. We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide that serves as the foundation for our ethics and compliance program, and drives policy development, training initiatives, and reinforcement of our values throughout the global organization.
Human Capital	Employee safety is one of our highest priorities and we strive for zero hazards and zero injuries by educating and training employees on safety best practices through awareness campaigns and related safety initiatives. We are also committed to promoting an inclusive, diverse and engaging workplace. In 2022, 80% of our employee population participated in a pulse survey to gain feedback on a core set of engagement items and performance drivers aligned to our business priorities. Reflecting our commitment to diversity, equity and inclusion, we recently conducted a global diversity, equity and inclusion employee survey, enhanced our talent recruitment processes with new hiring standards for diversity, engaged with five historically Black colleges and universities to attract and recruit diverse professionals, deployed training and development programs on unconscious bias, inclusive leadership and communicating about culturally sensitive issues, and formed several employee resource groups for diverse employees.
Recognition	In 2022, we were recognized for the fourth year in a row as one of Newsweek’s Most Responsible Companies. We were also promoted to the “low-risk” category by Sustainalytics in their annual ESG Risk Rating Report.
More information about our sustainability efforts is included in our latest Sustainability Report, available at https://investors.wattswater.com/sustainability. The material in our Sustainability Report is for informational purposes only and is not included as part of, or incorporated by reference into, this proxy statement.

Board Leadership Structure
The Board’s leadership structure is designed to promote Board effectiveness and appropriately allocate authority and responsibility between the Board and management. In February 2022, in contemplation of the future retirement of Mr. Kissel from the Board, which is expected to occur in May 2024 in accordance with the Board member retirement age policy set forth in our Corporate Governance Guidelines, the Board conducted a review of its leadership structure. As part of its review, the Board took into consideration the current composition of the Board, the people currently in the roles of chairperson of the Board’s committees, the Company’s circumstances, including its financial performance, trends in corporate governance practices, and current policies and practices in place to provide independent Board oversight of management. Based on its consideration of these and other factors, our Board determined that combining the roles of Chairperson and Chief Executive Officer is the most effective leadership structure for the Board at this time, and the Board unanimously elected Robert J. Pagano, Jr. as Chairperson of the Board. The Board had for many years previously separated the Chairperson and Chief Executive Officer positions and may decide to separate them again in the future if it believes that doing so would be in the best interests of the Company and its stockholders.
In conjunction with electing Mr. Pagano as Chairperson of the Board, the Board established the role of Lead Independent Director, and the independent members of the Board unanimously elected W. Craig Kissel as Lead Independent Director effective as of February 7, 2022. In electing Mr. Kissel as Lead Independent Director, the independent Board members considered the Board’s ongoing succession planning for the Lead Independent Director, the skills and attributes required of the role, Mr. Kissel’s background and experience, including his prior role as Chairperson of the Board, and Mr. Kissel’s strong interpersonal skills and demonstrated independent judgment. The Lead Independent Director’s responsibilities include, among other things, presiding at executive sessions of the independent or non-management Board members, acting as a liaison between the independent directors and the Chairperson and Chief Executive Officer, providing advice and guidance to the Chief Executive Officer, advising the Chief Executive Officer of the Board’s information needs, and helping to set the agenda items for Board meetings.
The Board believes the current leadership structure is appropriate because it provides the Company and the Board with strong leadership, appropriate independent oversight of management, continuity of experience that complements ongoing Board refreshment, and the ability to communicate the Company’s business and strategy to stockholders, customers, employees and the public in a single voice.
Performance of Our Board and Committees
Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Governance and Sustainability Committee oversees our Board’s self-evaluation process. The results of each committee’s annual self-evaluation are reported to the Board.
Business Ethics and Compliance
We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide. The Code of Business Conduct is posted in the “Investors” section of our website at https://investors.wattswater.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing rules concerning any amendments to, or waivers from, any provision of our Code of Business Conduct within four business days of the date of such amendment or waiver.
Director Independence
As of February 28, 2023, members of the Horne family beneficially owned 5,938,290 shares of our class B common stock that are subject to The George B. Horne Voting Trust Agreement—1997. These shares represented 68.3% of our total outstanding voting power. As trustee of The George B. Horne Voting Trust Agreement—1997, Timothy P. Horne has sole power to vote all the shares subject to the trust and effectively exercises control over voting power for the election of our directors. As a result, we are a “controlled company” under NYSE rules. As a controlled company, under NYSE rules, we are not required to have a majority of independent directors or Compensation or Governance and Sustainability committees consisting solely of independent directors. However, we strive to achieve the highest standards of corporate governance, including with respect to director independence, despite our status as a controlled company. Accordingly, we have chosen not to take advantage of the controlled company exemption under NYSE rules and are committed to having a Board with at least a majority of independent directors.
Under our Corporate Governance Guidelines, we require that at least a majority of the members of our Board meet the independence requirements of the NYSE. Under NYSE rules, a director qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with the company of which he or she serves as a director. The Board is required to consider broadly all relevant facts and circumstances in making an independence determination. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Governance and Sustainability Committee annually evaluates the independence of each non-employee director nominee and makes recommendations to the Board. In making its recommendations, the Governance and Sustainability Committee applies NYSE rules to determine a director’s independence and evaluates any other business, legal, accounting or family relationships between all non-employee director nominees and us.
The Governance and Sustainability Committee and our Board reviewed all relationships between us and each non-employee director nominee to determine compliance with the NYSE independence rules and our Corporate Governance Guidelines, and to evaluate whether there are any other facts or circumstances that might impair the director’s independence. Based on the results of this review and the recommendations of the Governance and Sustainability Committee, the Board determined that seven of our nine current directors (Messrs. Conway, Dubose, Dunbar, Kissel and Reitmeier and Mses. Goeser and Raines) are independent under NYSE rules and that the composition of our Board therefore complies with our Corporate Governance Guidelines. Mr. Noonan is not independent because he is the son-in-law of Timothy P. Horne, our controlling stockholder. Mr. Pagano was deemed not to be independent since he serves as our Chief Executive Officer.
Horne Family Board Participation
As described above, as of February 28, 2023, Timothy P. Horne controlled 68.3% of the voting power of our stock. Mr. Horne served as a member of our Board of Directors until our 2010 Annual Meeting, when he retired from the Board in compliance with the age limitation for Board members contained in our Corporate Governance Guidelines. Since his retirement from the Board, Mr. Horne has served as a director emeritus and has selectively participated in certain Board discussions at the invitation of our Board. Pursuant to our by-laws, Mr. Horne was reappointed as a director emeritus by our Board of Directors in February 2023 to serve a one-year term beginning on the date of our 2023 Annual Meeting and ending on the date of our 2024 Annual Meeting. As a director emeritus, Mr. Horne may be invited by our Board to attend Board or committee meetings, but he does not have the right to vote and he is not considered to be a member of the Board for any purpose (including quorum). Mr. Horne has an agreement with us, which provides Mr. Horne with the use of an office at our corporate headquarters and administrative support. The agreement also provides that Mr. Horne will make himself reasonably available to provide services to us at the request of our management as long as he is physically able to do so. Mr. Horne’s obligation to provide services to us will cease upon a change in control of our Company.
In May 2013, Mr. Horne’s son-in-law, Joseph T. Noonan, was elected as a member of our Board. We believe that it is strategically important for a Horne family member to be actively engaged in the oversight of our Company, including by serving on our Board of Directors. Through Mr. Noonan’s participation on the Board, the Horne family’s long-term perspective is considered in all Board decisions. Having a Horne family member on the Board serves as an effective link between the Board and the controlling Horne family stockholders. Board service also provides the controlling Horne family stockholders with an active means by which to oversee their investment.

Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s policies on governance issues. The Corporate Governance Guidelines are posted in the “Investors” section of our website at https://investors.wattswater.com.
Executive Sessions
In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. The Lead Independent Director or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.
Communications with the Board
Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, the Lead Independent Director, individual directors or non-management or independent directors as a group. All relevant and appropriate correspondence will be forwarded to the intended recipient(s).
Annual Meeting Attendance
Directors are encouraged to attend our annual meetings of stockholders. All our directors attended the 2022 Annual Meeting either in person or by telephone conference call.
Committees of the Board
Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Sustainability Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable NYSE rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Governance and Sustainability Committee in the “Investors” section of our website at https://investors.wattswater.com. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee
The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the NYSE as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the Board has determined that each of Ms. Raines and Messrs. Dunbar and Reitmeier is an “audit committee financial expert,” as defined by SEC rules. Our Audit Committee assists the Board in, among other things, its oversight of:
➤
the integrity of our consolidated financial statements;

➤
our compliance with legal and regulatory requirements;

➤
the qualifications, independence and performance of our independent registered public accounting firm;

➤
the performance of our internal audit function; and

➤
the effectiveness of our internal control over financial reporting.

The Audit Committee’s responsibilities also include:
➤
the appointment and evaluation of our independent registered public accounting firm;

➤
the review of management’s assessment and management of risk;

➤
the review of management’s approach to information security assessment and risk mitigation;

➤
the review of the annual independent audit of our consolidated financial statements;

➤
the review of our Code of Business Conduct;

➤
the establishment and oversight of “whistle-blowing” procedures; and

➤
the oversight of other compliance matters.

The Audit Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2022, the Audit Committee held five meetings. The Chairperson of the Audit Committee works with management to establish the agenda for each meeting. Audit Committee members receive and review materials in advance of each meeting. These materials include information that management or the Company’s independent registered public accounting firm believe will be helpful to the Audit Committee as well as materials that members of the Audit Committee request.
COMMITTEE MEMBERS Merilee Raines, Chairperson David A. Dunbar Joseph W. Reitmeier

Governance and Sustainability Committee
The Governance and Sustainability Committee is primarily responsible for:
➤
overseeing the Company’s overall approach to sustainability and corporate citizenship;

➤
identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders;

➤
periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board, and approving related person transactions; and

➤
monitoring our policies and practices for the development and succession of senior management.

The Governance and Sustainability Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary to perform its duties and responsibilities. During 2022, the Governance and Sustainability Committee held four meetings. The Chairperson of the Governance and Sustainability Committee works with management to establish the agenda for each meeting. Governance and Sustainability Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Governance and Sustainability Committee as well as materials that members of the Governance and Sustainability Committee request.
COMMITTEE MEMBERS W. Craig Kissel, Chairperson Christopher L. Conway Michael J. Dubose David A. Dunbar Louise K. Goeser Merilee Raines Joseph W. Reitmeier

Compensation Committee
Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:
➤
evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

➤
review and approve, or recommend to the Board, the compensation of our other executive officers;

➤
approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Officer Incentive Bonus Plan;

➤
administer our stock incentive plans and approve all stock awards granted to our executive officers under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

➤
review and submit recommendations to our Board of Directors on compensation for non-employee directors; and

➤
review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement.

COMMITTEE MEMBERS Christopher L. Conway, Chairperson Michael J. Dubose Louise K. Goeser W. Craig Kissel
The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2022, the Compensation Committee held six meetings. The Chairperson of the Compensation Committee works with management to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee request. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. The Compensation Committee has retained Pearl Meyer & Partners, LLC as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to executive compensation. Pearl Meyer does not provide any other services to us. The Compensation Committee has assessed the independence of Pearl Meyer and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, the Compensation Committee believes that Pearl Meyer is independent and that its work does not raise any conflicts of interest. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information. In addition, the Compensation Committee also considers the recommendations of our Chief Executive Officer when approving the compensation of our executive officers other than the Chief Executive Officer.
In May 2022, the Compensation Committee conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on our business.
Director Candidates
The Governance and Sustainability Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our Corporate Secretary at our principal executive offices and marked to the attention of the Governance and Sustainability Committee. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Governance and Sustainability Committee charter, which is available in the Investors section of our website at https://investors.wattswater.com, or on written request to our Corporate Secretary at our principal executive offices.
In addition to considering candidates suggested by stockholders, the Governance and Sustainability Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Governance and Sustainability Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance and Sustainability Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance and Sustainability Committee determines whether the candidate meets our minimum qualifications and possesses specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Governance and Sustainability Committee or the Board, by following the procedures described later in this proxy statement under “Stockholder Proposals.”
Criteria and Diversity
We believe that our Board should be composed of directors who, as a group, have the experience, qualifications, attributes and skills that are collectively required to make informed Board decisions and provide effective Board oversight. The composite skills of the Board members and the ability and willingness of individual Board members to complement each other and to rely on each other’s knowledge and expertise should produce informed Board members who are not afraid to disagree and who can intelligently assess management’s performance and evaluate our strategic direction. In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Governance and Sustainability Committee must be satisfied that the recommended nominee has, at a minimum:
•
the highest personal and professional integrity;

•
sound business and strategic judgment;

•
the ability to devote sufficient time and energy to the Board; and

•
the ability and will to challenge management while refraining from assuming management’s role.

In addition, the nominee must not serve on more than two public company boards in addition to our Board.
The following table identifies the primary experience, qualifications, attributes and skills possessed by our directors, which our Board believes are relevant to our business, industry or strategy. Our Board reviewed and evaluated these experiences, qualifications, attributes and skills in nominating our current directors for reelection and each contributed to the conclusion that each director should serve as a member of our Board. The table does not encompass all the experience, qualifications, attributes or skills of our directors, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill does not mean that the director in question is unable to contribute to the decision-making process in that area. The type and degree of experience, qualification, attribute and skill listed below may vary among members of the Board.

Director Experiences, Qualifications, Attributes & Skills	Christopher L. Conway	Michael J. Dubose	David A. Dunbar	Louise K. Goeser	W. Craig Kissel	Joseph T. Noonan	Robert J. Pagano, Jr.	Merilee Raines	Joseph W. Reitmeier
Operational Experience developing and implementing operating plans and business strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Background Experience in industries, end-markets and growth segments that Watts serves, such as fluid solutions, water quality and conditioning, and heating and hot water solutions	✓	✓			✓		✓		✓
Finance/Capital Allocation Knowledge of finance or financial reporting; experience with debt and capital market transactions	✓	✓	✓	✓		✓	✓	✓	✓
Mergers & Acquisitions Experience managing, negotiating and integrating mergers with or acquisitions of other companies	✓	✓	✓	✓		✓	✓	✓	✓
Supply Chain/Logistics Experience in supply chain management encompassing the planning and management of all activities involved in sourcing and procurement	✓	✓	✓	✓			✓		✓
Digital/eCommerce Experience implementing digital strategies and/or operating an eCommerce business	✓	✓	✓	✓		✓	✓		✓
Marketing/Sales & Brand Management Experience managing a marketing/sales function and in increasing the perceived value of a product line or brand over time in the market	✓	✓	✓	✓	✓		✓		✓
Human Resources/Executive Compensation Experience with the recruitment, retention and development of key talent; experience with executive compensation and broad-based incentive planning	✓	✓	✓	✓			✓		✓
Senior Leadership Experience Experience serving as the chief executive officer or a senior executive of a large and complex organization	✓	✓	✓	✓	✓		✓	✓	✓

Corporate Governance/Public Company Experience
Experience serving as a director of another public company; demonstrated understanding of current corporate governance standards and best practices in public companies
	✓		✓	✓	✓		✓	✓	✓
International Experience Significant exposure to markets and economies outside of the United States, particularly in high growth regions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Assessment & Risk Management Experience overseeing complex risk management matters	✓		✓	✓			✓	✓	✓
Technology/Cyber Security Experience implementing technology strategies and managing/mitigating cyber security risks	✓		✓	✓			✓		✓
Government, Regulatory, Public Policy Experience managing complex regulatory matters that are integral to the operations of a business	✓		✓	✓			✓		✓
Business Ethics/Environmental, Social and Governance (ESG) Experience in ESG matters, social responsibility, sustainability and philanthropy	✓	✓	✓	✓	✓		✓		✓
Our Board also understands the importance of diversity among members of the Board to our long-term success. Diversity encompasses a wide range of individual characteristics and experiences, including such things as gender, age, race, sexual orientation, national origin, religion, political affiliation, marital status, disability, and geographic background. The Governance and Sustainability Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Board prioritizes increasing gender and racial diversity among our Board members and has adopted the practice that the criteria for all Board member search processes include a requirement to identify and present to our Board a substantial number of qualified women and minority candidates for the Board’s consideration. Our Board’s racial diversity and gender characteristics are set forth below:
	Christopher L. Conway	Michael J. Dubose	David A. Dunbar	Louise K. Goeser	W. Craig Kissel	Joseph T. Noonan	Robert J. Pagano, Jr.	Merilee Raines	Joseph W. Reitmeier
Race/Ethnicity
African American/Black		✓
Asian/Pacific Islander
White/Caucasian	✓		✓	✓	✓	✓	✓	✓	✓
Hispanic/Latino
Native American
Gender
Male	✓	✓	✓		✓	✓	✓		✓
Female				✓				✓
Compensation Committee Interlocks and Insider Participation
During 2022, Christopher L. Conway, Michael J. Dubose, Louise K. Goeser and W. Craig Kissel served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2022 is or has ever been an officer or employee of our Company.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Restrictions on Hedging, Pledging and Other Transactions
We prohibit all hedging transactions and short sales involving our securities by all employees, officers and directors under our Insider Trading Compliance Policy. We also prohibit all employees, officers and directors from purchasing our securities on margin or holding any of our securities in margin accounts. In addition, no employee, officer or director may pledge any of our securities as collateral for a loan. Finally, all employees, officers and directors are prohibited from engaging in transactions in puts, calls or other derivative securities involving our securities.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy, which requires the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Governance and Sustainability Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Governance and Sustainability Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:
•
the related person’s interest in the related person transaction, regardless of the amount of any profit or loss;

•
the approximate dollar value involved in the related person transaction;

•
whether the transaction was undertaken in the ordinary course of our business;

•
whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•
the purpose of, and the potential benefits to us of, the transaction; and

•
any other material information regarding the related person transaction or the related person.

The Governance and Sustainability Committee may approve or ratify the transaction only if it determines that, under all the circumstances, the transaction is in, or is not inconsistent with, our best interests and the interests of our stockholders. The Governance and Sustainability Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of our Company; and

•
a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our class A and class B common stock by:
•
each person or entity known by us to own beneficially more than 5% of either class of our common stock;

•
each of our directors and director nominees;

•
each of the executive officers named in the Summary Compensation Table; and

•
all our current directors and executive officers as a group.

Unless otherwise indicated in the footnotes, the information in the following table is provided as of February 28, 2023. In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and all shares that the stockholder has the right to acquire within 60 days after February 28, 2023 through the exercise of stock options, the vesting of deferred stock awards, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 28, 2023 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the beneficial ownership percentages for any other stockholder.
Name of Beneficial Owner(1)	Number	Shares Beneficially Owned(2)		Percent of Voting Power
		Percent of Class A Common Stock	Percent of Class B Common Stock
5% Stockholders
Timothy P. Horne	5,988,290(3)(4)	18.0	99.7	68.3
Walter J. Flowers	1,803,710(5)	6.2	30.3	0
Daniel W. Horne	1,666,970(6)	5.7	28.0	0
Deborah Horne	1,666,970(6)	5.7	28.0	0
Peter W. Horne	1,529,770(7)	5.3	25.4	*
BlackRock, Inc.	4,286,847(8)	15.7	0	4.9
The Vanguard Group	2,967,785(9)	10.8	0	3.4
Kayne Anderson Rudnick Investment Management LLC	2,091,713(10)	7.6	0	2.4
Impax Asset Management Group plc	1,699,428(11)	6.2	0	2.0
Directors and Executive Officers
Christopher L. Conway	11,043(12)	*	0	*
Andre Dhawan	2,608	*	0	*
Michael J. Dubose	2,008	*	0	*
David A. Dunbar	7,893	*	0	*
Louise K. Goeser	6,281(13)	*	0	*
W. Craig Kissel	18,102	*	0	*
Kenneth R. Lepage	18,938(14)	*	0	*
Elie A. Melhem	11,358(15)	*	0	*
Joseph T. Noonan	24,478(16)	*	*	*
Robert J. Pagano, Jr.	149,472(17)	*	0	*
Shashank Patel	16,980(18)	*	0	*
Merilee Raines	19,307(19)	*	0	*
Joseph W. Reitmeier	9,781(20)	*	0	*
All current executive officers and directors (14 persons)	300,219(21)	1.1	*	*

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that the address of (i) BlackRock, Inc. is 55 East 52nd Street, New

York, NY 10055; (ii) The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; (iii) Kayne Anderson Rudnick Investment Management LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067; and (iv) Impax Asset Management Group plc is 7th Floor, 30 Panton Street, London SW1Y 4AJ, United Kingdom.
(2)
The number of shares and percentages were determined as of February 28, 2023 in accordance with Rule 13d-3 of the Exchange Act. At that date, a total of 33,335,118 shares were outstanding, of which 27,376,828 were shares of class A common stock and 5,958,290 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock at any time. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table’s voting percentage reflects the applicable beneficial owner’s one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
The amount shown, and the information in this footnote and in footnote 4 below, are based on information provided by the Class B common stock transfer agent and information known to the Company. The shares consist of (i) 50,000 shares of class A common stock held by a revocable trust for the benefit of Mr. Horne of which Mr. Horne serves as sole trustee, (ii) 950,000 shares of class B common stock held by a revocable trust for the benefit of Mr. Horne of which Mr. Horne serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne’s brother, for which Walter J. Flowers and Daniel W. Horne serve as co-trustees, (iv) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne’s sister, for which Mr. Horne serves as sole trustee, (v) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne’s brother, for which Peter W. Horne serves as sole trustee, (vi) 22,600 shares of class B common stock held for the benefit of Tiffany Horne Noonan under an irrevocable trust for which Mr. Horne serves as trustee, (vii) 113,924 shares of class B common stock held by a revocable trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers serves as sole trustee, (viii) 4,000 shares of class B common stock held by a trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers and Mr. Horne serve as co-trustees, (ix) 6,447 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, Mr. Horne’s granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (x) 6,447 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, Mr. Horne’s granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (xi) 5,922 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, Mr. Horne’s granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All the shares of class B common stock noted in clauses (ii) through (xi) (5,938,290 in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 (“1997 Voting Trust”) for which Mr. Horne serves as trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Horne has sole power to vote or direct the vote of all such shares, sole power to dispose or to direct the disposition of 1,022,600 of the shares, and shared power to dispose or to direct the disposition of 4,965,690 of the shares.

(4)
5,938,290 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee’s right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the “Determination Power”). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Joseph T. Noonan, Mr. Horne’s son-in-law and a director of the Company, and Walter J. Flowers, a partner in the law firm of Flowers and Manning, LLP (each, a “Successor Trustee” and collectively, the “Successor Trustees”), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining Successor Trustee, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. So long as there are two Successor Trustees, the concurrence of both shall be necessary and sufficient for the validity of any action taken by such trustees and if at any time there is one Successor Trustee, such Successor Trustee’s action shall be necessary and sufficient for the validity of any action taken by such trustee. The 1997 Voting Trust was extended effective as of August 12, 2020 by unanimous agreement of the holders of all the outstanding trust certificates issued under the 1997 Voting Trust agreement for an additional period of five years and will expire on August 26, 2026. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 16.00% of the total beneficial interest in the 1997 Voting Trust (the “Beneficial Interest”) as sole trustee and sole beneficiary of a revocable trust, 28.07% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 28.07% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 25.18% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Peter W. Horne are subject, 0.38% of the Beneficial Interest as trustee of an irrevocable trust for the benefit of Tiffany Horne Noonan, 1.92% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Horne Noonan are subject, 0.07% of the Beneficial Interest as co-trustee of a trust for the benefit of Tiffany Horne Noonan, 0.11% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Keira R. Noonan are subject, 0.11% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tessa R. Noonan are subject, and 0.10% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Liv R. Noonan are subject (representing an aggregate of 100% of the Beneficial Interest).
(5)
The amount shown and the following information are based on information provided by the Class B common stock transfer agent and information known to the Company. The shares consist of (i) 1,666,970 shares of class B common stock held in a revocable trust for the benefit of Daniel W. Horne for which Daniel W. Horne and Mr. Flowers serve as co-trustees, (ii) 113,924 shares of class B common stock held in a revocable trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers serves as the sole trustee, (iii) 4,000 shares of class B common stock held in a trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers and Timothy P. Horne serve as co-trustees, (iv) 6,447 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (v) 6,447 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (vi) 5,922 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All the shares of class B common stock noted in clauses (i) through (vi) (1,803,710 in the aggregate) are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has no power to vote or direct the vote of the shares and has shared power to dispose or direct the disposition of all the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
The amount shown and the following information are based on information provided by the Class B common stock transfer agent and information known to the Company. All of the shares are class B common stock and are held in revocable trusts. All the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). The holders have no power to vote or direct the vote of the shares and have shared power to dispose or direct the disposition of the shares.

(7)
The amount shown and the following information are based on information provided by the Class B common stock transfer agent and information known to the Company. Consists of 14,760 shares of class A common stock and 1,515,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). Peter W. Horne has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the 14,760 shares of class A common stock and 20,000 shares of class B common stock that are not subject to the 1997 Voting Trust. Peter W. Horne has no power to vote or direct the vote of, and shared power to dispose or direct the disposition of, the 1,495,010 shares that are subject to the 1997 Voting Trust.

(8)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on January 24, 2023, reporting ownership of shares of class A common stock. BlackRock, Inc. has sole voting power with respect to 4,134,845 of the shares and sole dispositive power with respect to all the shares.

(9)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, reporting ownership of shares of class A common stock. The Vanguard Group does not have sole voting power with respect to any of the shares. It has shared voting power with respect to 45,916 of the shares, sole dispositive power with respect to 2,894,842 of the shares and shared dispositive power with respect to 72,943 of the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 14, 2023, reporting ownership of shares of class A common stock. Kayne Anderson Rudnick Investment Management LLC has sole voting power with respect to 1,442,491 of the shares, shared voting power with respect to 423,874 of the shares, sole dispositive power with respect to 1,667,839 of the shares and shared dispositive power with respect to 423,874 of the shares.

(11)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on February 13, 2023 by Impax Asset Management Group plc, Impax Asset Management Limited, Impax Asset Management (AIFM) Limited, and Impax Asset Management LLC reporting their aggregate holdings of shares of class A common stock. Impax Asset Management Group plc owns 100% of Impax Asset Management Limited, Impax Asset Management (AIFM) Limited and Impax Asset Management LLC. Impax Asset Management Limited, Impax Asset Management (AIFM) Limited and Impax Asset Management LLC (collectively, “Impax”) are registered investment advisers which act as investment adviser, investment manager or sub adviser to funds, trusts and separate accounts. In certain cases, Impax possesses voting and/or investment power over securities owned within the funds, trusts and separate accounts, however all of the reported shares are owned by the funds, trusts and separate accounts. Impax Asset Management Limited has sole voting and dispositive power with respect to 1,490,682 of the shares. Impax Asset Management (AIFM) Limited has sole voting and dispositive power with respect to 205,125 of the shares. Impax Asset Management LLC has sole voting and dispositive power with respect to 3,621 of the shares. Impax Asset Management Group plc is deemed to have sole voting and dispositive power over all of the shares.

(12)
Consists of 5,134 shares of class A common stock held by Mr. Conway and 5,909 shares of class A common stock the receipt of which Mr. Conway has deferred under our non-employee director stock deferral program.

(13)
Consists of 2,747 shares of class A common stock held by Ms. Goeser and 3,534 shares of class A common stock the receipt of which Ms. Goeser has deferred under our non-employee director stock deferral program.

(14)
Consists of 13,980 shares of class A common stock held by Mr. Lepage, 2,890 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 28, 2023 and 2,068 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after February 28, 2023.

(15)
Consists of 6,810 shares of class A common stock held by Mr. Melhem, 2,964 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 28, 2023 and 1,584 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after February 28, 2023.

(16)
Consists of 5,662 shares of class A common stock held by Mr. Noonan and an aggregate of 18,816 shares of class B common stock held in trusts for the benefit of Mr. Noonan’s daughters for which Mr. Noonan serves as co-trustee and over which Mr. Noonan shares dispositive power. Mr. Noonan’s wife is the beneficiary of trusts holding an aggregate of 140,524 shares of class B common stock, but neither she nor Mr. Noonan have sole or shared voting or investment control over any of the shares.

(17)
Consists of 126,331 shares of class A common stock held by Mr. Pagano, 15,265 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 28, 2023 and 7,876 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after February 28, 2023.

(18)
Consists of 11,760 shares of class A common stock held by Mr. Patel, 3,123 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 28, 2023 and 2,097 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after February 28, 2023.

(19)
Consists of 18,288 shares of class A common stock held by Ms. Raines and 1,019 shares of class A common stock the receipt of which Ms. Raines has deferred under our non-employee director stock deferral program.

(20)
Consists of 3,872 shares of class A common stock held by Mr. Reitmeier and 5,909 shares of class A common stock the receipt of which Mr. Reitmeier has deferred under our non-employee director stock deferral program.

(21)
Consists of 226,754 shares of class A common stock held directly or indirectly by our current executive officers and directors, 24,653 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 28, 2023, 13,625 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after February 28, 2023, 16,371 shares of class A common stock the receipt of which have been deferred under our non-employee director stock deferral program and 18,816 shares of class B common stock.

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the compensation programs and philosophy for our named executive officers in 2022, who were:
Robert J. Pagano, Jr.	Chief Executive Officer, President & Chairperson of the Board
Shashank Patel	Chief Financial Officer
Andre Dhawan	Chief Operating Officer
Elie A. Melhem	President, Asia-Pacific, the Middle East & Africa
Kenneth R. Lepage	General Counsel, Chief Sustainability Officer & Secretary
The Compensation Committee makes decisions for the total compensation of the named executive officers based on the factors described below. The Compensation Committee consists solely of independent, non-employee directors.
Executive Summary
Company Performance
Key Results for 2022

•
Sales of $1.98 billion, an increase of 9% over 2021

•
Net Income of $252 million, an increase of 52% over 2021

•
Earnings Per Share of $7.48, an increase of 53% over 2021

•
Operating Margin of 15.9%, an increase of 270 basis points from 2021

Our 2022 performance set new record highs for the Company for sales, operating margin and earnings per share. We accomplished this despite ongoing supply chain and logistics disruptions, rising inflation and labor shortages. We continued to build for the future by investing an incremental $23 million in new product development efforts, information technology enhancements and growth initiatives, including incremental investments of $15 million in our smart and connected enabled product lines. We also generated operating cash flow of $224 million in 2022, an increase of $43 million over 2021.
In 2022, we continued to execute on our strategic priorities and strengthen our business:
•
We continued to focus on sustainability by taking steps to reduce the negative impact our operations have on the environment while at the same time generating economic value by designing, manufacturing and selling products and solutions that enable our customers to reduce the negative impact they have on the environment. During 2022, we issued a Human Rights Policy aligned with the UN Global Compact, expanded our commitment to water stewardship by joining the CEO Water Mandate, improved our Sustainalytics ESG score by 24% (promoting us to the “low risk” category) and we were named by Newsweek as one of America’s Most Responsible Companies for the fourth year in a row.

•
We continued to execute on our smart and connected strategy by investing in IoT (Internet of Things) architecture development, enhancing digital tools used by our customers, including our website, and investing in new smart and connected enabled product development projects. We introduced twenty new smart and connected enabled product offerings in 2022 that will connect our customers with smart systems, control systems for optimal performance, and conserve critical resources by increasing operability, efficiency and safety. Smart and connected enabled products represented 19% of our consolidated sales in 2022.

•
We continued our comprehensive approach to diversity, equity and inclusion by conducting awareness and education programs for our leaders and employees; monitoring engagement through employee survey feedback; creating awareness with our employees about diversity, equity and inclusion topics through our Company intranet, employee meetings, panel discussions, trainings and our public website; and improving our hiring and leadership development processes to increase diversity, equity and inclusion at all levels. We also encouraged the participation of diverse employees through employee resource groups, which are voluntary employee-led groups that provide a forum for employees to share common interests and experiences, gain professional development support, engage with our leadership teams, and drive initiatives to improve diversity, equity and inclusion.

•
We enhanced productivity through the continued deployment of our One Watts Performance System, including training our employees on lean principles and techniques and performing continual improvement events to reduce complexity, better serve our customers and simplify work.

•
We continued to enhance employee safety and we reduced both our total recordable incident rate and lost time incident rate to the lowest rates in over seven years.

•
We continued to provide stockholder value by repurchasing approximately $69.4 million of our class A common stock and increasing our annual dividend return by 15%.

We entered 2023 committed to continuing to focus on our customers, executing on our strategic initiatives, driving new product development, especially in smart and connected enabled products, and promoting sustainability across the spectrum of environmental, social and governance issues.
Changes to Our Executive Leadership Team During the Year
In February 2022, Munish Nanda, our former President of the Americas and Europe, announced his intention to retire from Watts. A comprehensive search was launched to find a successor to Mr. Nanda, which resulted in Andre Dhawan joining the Company as Chief Operating Officer in August 2022. Mr. Dhawan received a time-vesting deferred stock award in connection with his hiring that was intended to replace the value of equity grants from his prior employer that he forfeited in order to join us. The initial grant of deferred stock was specific to the hiring of Mr. Dhawan and is not intended to be continuing.

Alignment of Pay with Performance
A substantial portion of each executive’s compensation is performance-based or aligned with stockholder value creation over time in the form of equity grants. Set forth below for our Chief Executive Officer, and separately for the other named executive officers, are charts illustrating the percentage of total target compensation mix corresponding to base salaries, annual incentives and long-term incentives for 2022.

Total Direct Compensation Mix* – Chief Executive Officer

Fixed vs. Variable Compensation
Fixed
18%
Variable
82%

Short-Term vs. Long-Term Compensation
Short-Term
37%
Long-Term
63%

Cash vs. Equity Compensation
Cash
37%
Equity
63%

Total Direct Compensation Mix* – Other Named Executive Officers

Fixed vs. Variable Compensation
Fixed
28%
Variable
72%

Short-Term vs. Long-Term Compensation
Short-Term
45%
Long-Term
55%

Cash vs. Equity Compensation
Cash
45%
Equity
55%

*
Total direct compensation mix does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan. Fixed compensation consists of base salary and variable compensation consists of target annual incentive and long-term incentive value. Long-term incentive value consists of annual grants of performance stock unit awards and deferred stock awards based on their grant date fair value as reported in the 2022 Summary Compensation Table below. Short-term compensation consists of base salary and target annual incentive. Long-term compensation consists of long-term incentive value. Cash compensation consists of base salary and target annual incentive. Equity compensation consists of long-term incentive value.

Other Practices and Policies to Promote Effective Compensation Governance
Examples of practices and policies that the Compensation Committee has implemented to ensure effective governance of compensation plans include:
•
Our executives are subject to robust stock ownership guidelines.

•
Our executives are subject to a compensation recovery policy, or “claw back” policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

•
The Compensation Committee has engaged an independent compensation consultant.

•
The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices.

•
Our Insider Trading Compliance Policy prohibits hedging and short sale transactions, and no employee or director may pledge Company securities as collateral.

•
None of our executive officers has an employment agreement with us.

•
We do not provide excise tax gross-ups under any of our change in control severance arrangements.

•
Since 2017, we have held an annual shareholder say-on-pay advisory vote. We will determine the frequency of our future say-on-pay advisory votes after considering the results of the advisory vote on the frequency of future say-on pay-votes included as Proposal No. 3 of this proxy statement.

Say on Pay and Say on Frequency
We submitted our executive compensation program to an advisory vote of our stockholders at our 2022 Annual Meeting, and it received the support of over 97% of the total votes present and entitled to vote at the meeting. Our Board of Directors viewed the results of the 2022 advisory vote as broad stockholder support for our executive compensation program and did not make any fundamental changes to our executive compensation program or policies as a result of the advisory vote. The Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to evolving factors such as the business environment and competition for talent. In considering changes to our compensation programs and policies, the Compensation Committee may seek additional input from stockholders with respect to our executive compensation policies and decisions.
At our 2017 Annual Meeting, our stockholders strongly supported a frequency of “every year” for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, our Board decided to hold annual “Say on Pay” votes, and we are presenting a proposal to our shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in this proxy statement. See Proposal 2 of this proxy statement. This year we are again asking our stockholders to vote on the frequency for holding future Say on Pay votes, and our Board is again recommending that stockholders approve holding Say on Pay votes every year. See Proposal 3 of this proxy statement.
Compensation Philosophy
Our executive compensation philosophy, as adopted by the Compensation Committee of our Board of Directors, is to provide compensation programs that attract, retain and motivate our key executives who are critical to our long-term success. We implement this philosophy through the following principles:
•
Positioning total direct compensation and each component of compensation at approximately the median of our peer companies, which are industry and size relevant and which are identified by a rules-based selection process. Some variation in competitive positioning by executive is expected to account for factors such as relevant business experience, individual performance and criticality of role.

•
Rewarding achievement relative to short- and long-term goals that we believe will drive long-term stockholder value creation.

•
Aligning long-term pay outcomes with stockholder value creation over time. This necessitates tying a significant portion of each executive’s compensation to Company and individual performance, placing that compensation at risk.

The following key elements are used to compensate our executives:
•
Base salaries, representing the only fixed element of total direct compensation.

•
Annual incentives, currently consisting of a performance-based bonus under the Executive Officer Incentive Bonus Plan, which rewards achievement relative to Company goals, both financial and strategic in nature.

•
Long-term incentives, currently consisting of performance stock units and deferred stock awards, which link pay outcomes to long-term stockholder value creation. Executive officers may also purchase restricted stock units under our Management Stock Purchase Plan, providing additional alignment with stockholder value creation.

In addition, we provide our executive officers with other employee benefits and limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. However, in general, the Compensation Committee strives to mitigate the use of these non-performance-based forms of compensation without jeopardizing our ability to offer a compensation program that will attract and retain executives in a competitive market.
Benchmarking
Benchmarking is one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, we use marketplace information as one factor in assessing the reasonableness of our executive compensation.
During 2022, the Compensation Committee used an executive compensation peer group consisting of the following companies:
Altra Industrial Motion Corporation A.O. Smith Corporation Barnes Group Inc. Crane Co. Evoqua Water Technologies Corp.	EnPro Industries, Inc. Franklin Electric Co., Inc. Graco Inc. IDEX Corporation Itron, Inc.	ITT Corporation Mueller Industries, Inc. Mueller Water Products, Inc. Pentair plc Zurn Water Solutions Corporation
In May 2022, the Compensation Committee engaged Pearl Meyer to conduct a comprehensive review of our executive compensation peer group. Pearl Meyer used a rules-based process to evaluate the Company’s existing executive compensation peer group and to identify proposed changes to the peer group based on the similarity to Watts of the amount of their annual revenues, profitability, market capitalization and number of employees as well as the similarity of their industry, business models, scope of international operations, industrial classification codes, customers and analyst coverage, while attempting to minimize year-over-year changes in order to foster consistency in the benchmarking approach. Based on its review, Pearl Meyer recommended removing CIRCOR International, Inc. and Woodward, Inc. and replacing them with Pentair plc and Zurn Water Solutions Corporation. The Compensation Committee accepted Pearl Meyer’s recommendation and approved the new peer group. The executive compensation peer group had median 2021 annual revenue of approximately $1.9 billion, compared with our own revenue of approximately $1.8 billion for the same period. The peer group also had median market capitalization as of December 31, 2021 of approximately $4.4 billion, as compared to our market capitalization of approximately $6.5 billion.
Elements of Compensation
The following describes each of the elements of our compensation program for 2022.
Base Salary
We provide each of our executive officers with a fixed salary that provides a secure base of compensation in an amount that recognizes each officer’s role and responsibilities as well as experience, performance and contributions. The Compensation Committee considers base salary increases for our executive officers annually. The amount of any increase is based primarily on the executive officer’s performance, level of responsibilities, leadership, experience, employee retention and internal pay equity considerations and the external competitiveness of the officer’s base salary and overall total compensation. The Compensation Committee typically meets with the Chief Executive Officer annually to review proposed adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer and in such review discusses each officer’s performance evaluation. The Compensation Committee also typically reviews the proposed adjustment in base salary and the performance of our Chief Executive Officer with the other independent members of the Board of Directors and conducts a separate discussion with our Chief Executive Officer regarding his performance. As part of its review, the Compensation Committee receives and discusses tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, retirement benefits, perquisites and other compensation, and information regarding the competitiveness of our compensation programs relative to companies in our benchmarking peer group and other industry survey data. Based on this review and its consideration of each named executive officer’s performance, in February 2022 the Compensation Committee approved the following base salary increases for our named executive officers effective as of April 1, 2022:
Named Executive Officer	2021 Base Salary ($)	Salary Increase as a Percentage of Prior Base Salary	2022 Base Salary ($)	Rationale for Increase
Shashank Patel	465,000	7.5%	$500,000	Merit & Market Adjustment
Elie A. Melhem	437,000	3.5%	452,300	Merit
Kenneth R. Lepage	430,000	3.5%	445,000	Merit
In February 2022, the Compensation Committee conducted a separate review of our Chief Executive Officer’s performance and base salary in conjunction with the other independent members of the Board. The independent members of the Board reviewed Mr. Pagano’s performance against his established goals for 2021 and input from Pearl Meyer with respect to the competitiveness of Mr. Pagano’s base salary relative to the Company’s executive compensation peer group. Based on this review and the Board’s assessment that Mr. Pagano had achieved his 2021 goals, including executing on driving innovation through new products and solutions as well as other global growth initiatives, promoting sustainability as a key part of the Company’s strategy, and driving productivity and supply chain savings initiatives, the Compensation Committee approved a 3.5% merit-based increase in Mr. Pagano’s base salary from $975,000 to $1,009,100, effective as of April 1, 2022.
Mr. Dhawan joined the Company in August 2022, and his base salary of $550,000 was approved by the Compensation Committee following arm’s length negotiations in connection with his hire. In approving Mr. Dhawan’s base salary, the Compensation Committee reviewed compensation survey data and Mr. Dhawan’s compensation arrangements with his previous employer and considered the most recent competitive compensation assessment data with respect to the Company’s compensation peer group. The Committee also sought the advice and guidance of Pearl Meyer, its independent compensation consultant.
Annual Incentives
Under our Executive Officer Incentive Bonus Plan, annual bonus awards may be earned by our named executive officers based on the Company’s achievement of performance goals during each fiscal year. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific financial and strategic goals and reward performance based on achievement of such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of annual base salary rate. The Compensation Committee determines the target bonus amount for each executive officer based on a variety of factors, including competitive conditions for the executive officer’s position within our executive compensation peer group and in the broader employment market, length of employment, level of responsibility and experience, input from Pearl Meyer, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. For 2022, each of the named executive officer’s 2022 target bonus as a percentage of annual base salary rate remained unchanged from 2021. In connection with Mr. Dhawan joining the Company in August 2022, the Compensation Committee approved a target bonus as a percentage of his annual base salary, which is prorated for 2022 based on the number of days he was employed by the Company during the year. The Compensation Committee also approved a one-time cash bonus for Mr. Dhawan in the amount of $175,000 which was paid on March 15, 2023 and which was intended to replace the prorated amount of Mr. Dhawan’s 2022 bonus that he would have been eligible to receive from his former employer. The 2022 target bonus amounts for our named executive officers were set as follows:
	Target as a Percent of Salary	Target in Dollars
Robert J. Pagano, Jr.	110%	$1,110,010
Shashank Patel	70%	$350,000
Andre Dhawan	65%	$135,928*
Elie A. Melhem	55%	$248,765
Kenneth R. Lepage	60%	$267,000

*
Target bonus was prorated for his partial year of employment in 2022 and excludes the one-time hiring bonus of $175,000.

The actual bonus payout for each named executive officer depends on the level of performance achieved with respect to various performance objectives. The relationship between the level of performance achieved and overall bonus payout for each performance objective is as follows, with bonus payout levels interpolated for performance between Threshold and Target and between Target and Maximum:
Performance Level	Bonus Payout as a % of Target
Maximum	200%
Target	100%
Threshold	50%
Below Threshold	0%
For 2022, corporate performance objectives under our Executive Officer Incentive Bonus Plan were established in the first quarter by our Compensation Committee after consultation with our Chief Executive Officer. The 2022 financial objectives for our named executive officers under the Executive Officer Incentive Bonus Plan consisted of a sales objective, an adjusted net income and adjusted operating income objective (for Mr. Melhem only), a free cash flow objective and individual performance objectives. Free cash flow represents the amount of cash generated by operations during the year less net capital expenditures. Our bonus objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their business profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability, cash flow and execution of strategic initiatives. If we are successful in meeting or exceeding our goals under these objectives, we believe that this will lead to the creation of additional value for our stockholders.
Under our Executive Officer Incentive Bonus Plan, the Compensation Committee may make certain adjustments to the performance objectives. Such adjustments may include but are not limited to: (i) a change in accounting principle, (ii) financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) acquisitions or dispositions, (vi) the business operations of an entity acquired by the Company during the performance period, (vii) discontinued operations, (viii) stock dividend, split, combination or exchange of stock, (ix) unusual or extraordinary events, transactions or developments, (x) amortization of intangible assets, (xi) other significant income or expense outside the Company’s core on-going business activities, (xii) other nonrecurring items, (xiii) goodwill or intangible writeoffs, or (xiv) changes in applicable law.
For the individual performance objectives, each executive officer established several personal or team goals related to Company initiatives or segment initiatives that were aligned with the strategy of the business and the goals of our Chief Executive Officer, and such performance objectives were approved by the Chief Executive Officer and the Compensation Committee. For 2022, the individual performance objectives for our named executive officers established at the start of the performance period included environmental, social and governance (ESG) criteria; new product development and innovation initiatives, including smart and connected enabled products; driving productivity savings; employee safety performance; talent acquisition; diversity, equity and inclusion initiatives; and other key strategic initiatives.
The Compensation Committee, in consultation with our Chief Executive Officer, determined the relative weight to be assigned to each objective for 2022. The financial objectives for Messrs. Pagano, Patel, Lepage and Dhawan were based entirely on the performance of our Company as a whole. Since the responsibilities of Mr. Melhem were substantially tied to our APMEA business segment, most of his bonus achievement was based on his segment performance. The following table shows the weighting assigned to each named executive officer for each performance objective:
Named Executive Officer	Consolidated Net Sales	Consolidated Adjusted Net Income	Consolidated Free Cash Flow*	APMEA Net Trade Sales	APMEA Adjusted Operating Income*	APMEA Free Cash Flow*	Individual Component
Robert J. Pagano, Jr.	25%	40%	25%	—	—	—	10%
Shashank Patel	25%	40%	25%	—	—	—	10%
Andre Dhawan	25%	40%	25%	—	—	—	10%
Elie A. Melhem	6%	12%	9%	19%	28%	16%	10%
Kenneth R. Lepage	25%	40%	25%	—	—	—	10%

*
A reconciliation of net income to adjusted net income, net cash provided by operating activities to free cash flow, and operating income to adjusted operating income is included in Item 7 of our Annual Report on Form 10-K filed with the SEC on February 21, 2023. APMEA segment free cash flow means free cash flow attributable to the APMEA reporting segment, and APMEA adjusted operating income means adjusted operating income attributable to the APMEA reporting segment. We define free cash flow as net cash provided by operating activities, less additions to property, plant and equipment, plus proceeds from the sale of property, plant and equipment.

The weighting of the 2022 performance objectives for our named executive officers was unchanged from 2021, as the Compensation Committee continued to place greater emphasis on the net income and operating income measures because it wanted management to emphasize growing the business profitably while maintaining its focus on encouraging productivity, cost containment and cash generation.
Our results for 2022 as determined in accordance with our Executive Officer Incentive Bonus Plan with respect to each financial performance measure for our Company as a whole and our APMEA segment are set forth in the following table:
Financial Performance Measures	Financial Performance Targets (in millions)			2022 Actual Results (in millions)	% of Bonus Objective Achieved*
	Threshold (50%)	Target (100%)	Maximum (200%)
Consolidated Net Sales	$1,590	$1,871	$2,152	$1,980	156%
Consolidated Adjusted Net Income	$168	$198	$228	$241	200%
Consolidated Free Cash Flow	$148	$174	$209	$204	186%
APMEA Net Trade Sales	$75	$89	$102	$91	166%
APMEA Adjusted Operating Income	$11	$13	$15	$15	200%
APMEA Free Cash Flow	$7	$8	$10	$10	200%

*
The bonus objective achievement percentages in the above table have been calculated on a constant currency basis (excluding the impact of foreign currency exchange), consistent with the plan definitions.

Based on these results, the weighted achievement of the financial performance metrics for 2022 by each of our named executive officers is set forth in the following table.
Named Executive Officer	Financial Performance Measure	Weighting	2022 Achievement	Weighted 2022 Achievement
Robert J. Pagano, Jr.	Consolidated Net Sales	25%	156%	39%
Shashank Patel	Consolidated Adjusted Net Income	40%	200%	80%
Kenneth R. Lepage	Consolidated Free Cash Flow	25%	186%	46%
Andre Dhawan
		90%		165%
Elie A. Melhem	Consolidated Net Sales	6%	156%	9%
	Consolidated Adjusted Net Income	12%	200%	24%
	Consolidated Free Cash Flow	9%	186%	17%
	APMEA Net Trade Sales	19%	166%	32%
	APMEA Adjusted Operating Income	28%	200%	56%
	APMEA Free Cash Flow	16%	200%	32%
		90%		170%
The Compensation Committee reviewed with our Chief Executive Officer the performance of each of the other named executive officers with respect to their individual performance objectives. Based on this review and the recommendations of our Chief Executive Officer, the Compensation Committee determined that each of Messrs. Patel, Melhem and Lepage had achieved higher than the target level of performance with respect to his individual performance objectives. In recognition of their strong performance, the Compensation Committee approved a 17% weighted achievement for the individual performance component of the incentive bonus award for each of Mr. Patel and Mr. Lepage and 13% for Mr. Melhem. Given that Mr. Dhawan was new in his position and had been with the Company for less than half of 2022, the Compensation Committee approved a 10% weighted achievement for the individual component of his bonus award. The Compensation Committee separately reviewed the performance of Mr. Pagano with respect to his individual performance objectives and determined that Mr. Pagano had exceeded his objectives and that he had done an excellent job developing, deploying and executing on the Company’s strategic growth initiatives, awarding him a 17% weighted achievement for the individual performance component of the incentive bonus award.
The 2022 Executive Officer Incentive Bonus Plan awards for our named executive officers that were paid in March 2023 were as follows:
Named Executive Officer	2022 Target Bonus Awards as a Percentage of Base Salary	2022 Target Bonus Awards	Financial Performance Measures Achievement (A)	Individual Performance Measures Achievement (B)	2022 Bonus Awards as a Percentage of Target (A+B)	2022 Actual Bonus Awards
Robert J. Pagano, Jr.	110%	$1,110,010	165%	17%	182%	$2,024,660
Shashank Patel	70%	$350,000	165%	17%	182%	$638,400
Andre Dhawan*	65%	$135,928	165%	10%	175%	$238,660
Elie A. Melhem	55%	$248,765	170%	13%	182%	$453,750
Kenneth R. Lepage	60%	$267,000	165%	17%	182%	$487,010

*
As described above, Mr. Dhawan’s employment offer provided him with a one-time hiring bonus of $175,000 in addition to a prorated performance bonus earned under the Executive Officer Incentive Bonus Plan for 2022 based on his partial year of employment with us.

Long-Term Incentives
We provided long-term incentive compensation for our named executive officers during 2022 by granting performance stock units and deferred stock awards covering shares of class A common stock under our 2004 Stock Incentive Plan. In addition, our named executive officers are eligible to participate in our Management Stock Purchase Plan, which provides for the purchase of restricted stock units at a discount, as described below. The Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program to encourage sustainable growth and long-term value creation, align the interests of our executives with those of our stockholders by exposing executives to stock price changes during the vesting or deferral periods, and to attract and retain executive talent.
Management Stock Purchase Plan
Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by executive management. Participants were entitled to purchase restricted stock units under the Management Stock Purchase Plan at a discount of 20% from the closing sale price of our class A common stock on March 15, 2023 using up to 50% of their pre-tax 2022 performance bonus. The restricted stock units vest one-third each year beginning on the first anniversary of the date of grant. In addition, participants in the Management Stock Purchase Plan may elect to defer settlement of vested restricted stock units to a specified future date. For 2022, Messrs. Pagano, Melhem and Lepage each elected to contribute 50% of his annual performance bonus to the purchase of restricted stock units under the Management Stock Purchase Plan. Mr. Dhawan and Mr. Patel did not participate in the Management Stock Purchase Plan in 2022.
Long-Term Equity Incentive Awards
In 2022, we granted performance stock units and deferred stock awards to our executive officers, with each type of award accounting for 50% of the targeted value of long-term equity incentive awards for executive officers. The Compensation Committee believes that the use of performance stock unit awards and deferred stock awards in combination provides strong shareholder alignment, retention value, and the opportunity to leverage the value of awards up and down consistent with the Company’s stock price performance as well as Company performance over the long term.
The targeted value of the long-term equity incentive award grants made to our named executive officers was determined taking into account base pay and annual incentive values, a competitive analysis of executive compensation prepared by Pearl Meyer, and the Committee’s assessment of the appropriate mix of fixed versus variable and short-term versus long-term incentives. The Compensation Committee also considered each named executive officer’s role, potential long-term contribution, performance, experience and skills. Based on its analysis, the Compensation Committee determined that the performance stock units and deferred stock awarded to the Company’s Chief Executive Officer generally should have a targeted total value of approximately three and one half times his annual base salary and the annual equity grant to each of our other named executive officers generally should have a targeted total grant date fair value of approximately one-and-a-half times his annual base salary. These are general guidelines and the Compensation Committee may change the value of awards based on an executive’s performance or other relevant factors. The following table shows the values used to determine the number of shares underlying the annual deferred stock awards and the target performance stock unit awards granted to our named executive officers in March 2022. In determining the number of shares underlying the awards granted to each named executive officer in 2022, we used a 30-day trailing average stock price. This marked a change from our prior practice of using a 90-day trailing average stock price to determine the number of shares to award. In March 2022, the Compensation Committee reevaluated its practice of using a 90-day trailing average stock price to determine the number of shares to be granted to participants in our equity incentive program given the steep drop in the Company’s stock price following the invasion of Ukraine and the resulting disparity between the 90-day trailing average stock price and the Company’s stock price in March 2022. The Compensation Committee consulted with Pearl Meyer and management and decided that it should change its practice for determining the number of shares being awarded to use a 30-day trailing average stock price in order to align the Committee’s practice with best practices and avoid significant disparities between the award valuation price and the current stock price. For this reason, the targeted values indicated below differ from the grant date fair values of the grants reflected in the Summary Compensation Table.
Named Executive Officer	Performance Stock Unit Awards (Target Award)	Deferred Stock Awards	Total
Robert J. Pagano, Jr.	$1,765,925	$1,765,925	$3,531,850
Shashank Patel	$375,000	$375,000	$750,000
Andre Dhawan*	—	—	—
Elie Melhem	$339,225	$339,225	$678,450
Kenneth R. Lepage	$333,750	$333,750	$667,500

*
Mr. Dhawan did not receive an annual equity award for 2022 since he joined the Company in August 2022. See the section below entitled “Chief Operating Officer New Hire Grant” for a description of the equity awards granted to Mr. Dhawan in 2022.

Performance Stock Unit Awards.   The performance stock units granted in 2022 will be settled in shares of the Company’s class A common stock following the end of a performance vesting period ending on December 31, 2024, with the number of shares to be delivered to be determined based on a payout matrix that determines what percentage of the target number of units will be delivered at each level of achievement relative to specified performance goals. The performance goals include a combination of the Company’s compound annual growth rate in revenue (“Revenue CAGR”) and return on invested capital (“ROIC”). Revenue CAGR measures the rate of our growth over time, while ROIC measures how efficiently and effectively we use capital to generate profits. For purposes of our performance stock unit awards, ROIC means the Company’s return on invested capital calculated as a percentage by dividing net operating profit after tax by average invested capital over the relevant period. For the purposes of calculating ROIC, “net operating profit” will be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, certain legal settlements, employee separation costs, certain product liability charges, the one-time impact of significant tax law changes, and retroactive tax law changes to the extent such items were not contemplated and included in the target upon which the ROIC goals were based. The Revenue CAGR and ROIC goals are also subject to adjustment to reflect the impact of any acquisitions or dispositions that occur during the performance period. The Compensation Committee selected these two measures primarily because they are generally accepted as two fundamental drivers of sustained shareholder value, they provide shorter line-of-sight measurements than many alternative measures and both measures are contained in the Company’s strategic plan. The number of shares delivered can range from zero to 200% of the target number of performance stock units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. At the threshold level of performance, 60% of the target number of units would be earned. The level of performance required to attain the threshold performance metrics was set at a level of performance where the Compensation Committee believes that a reduced payout is appropriate and below which no payout is appropriate. The level of performance required to attain the target payout is designed to be reasonably challenging. The level of performance required to attain a maximum payout was set at a level of performance that the Compensation Committee deems exceptional. However, because the specific performance levels are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors and other third parties with significant insights regarding our confidential business strategies that could cause us substantial harm. Performance stock units do not grant dividend or voting rights to the holder during the performance period, but dividend equivalents are accrued and paid on shares delivered after the vesting date.
Settlement of the 2020 Performance Stock Unit Awards.   The performance period for the 2020 performance stock unit awards concluded on December 31, 2022. The performance stock units granted in 2020 were settled in shares on February 6, 2023. The 2020 awards had their performance tied to a combination of Revenue CAGR and ROIC measures, as adjusted, as provided in the grant agreements to account for acquisitions completed during the performance period. The performance targets for the

2020 performance stock units were as follows, with the payout percentage interpolated for performance between Threshold and Target and between Target and Maximum:
3 Year Revenue CAGR	ROIC
	Below Threshold < 12.5%	Threshold 12.5%	Target 15.6%	Maximum 18.7%
	Payout Percentage
Below Threshold <0.8%	0%	60%	75%	100%
Threshold 0.8%	60%	60%	75%	125%
Target 2.3%	80%	80%	100%	150%
Maximum 3.8%	100%	100%	150%	200%
The financial results for the 2020 awards were a Revenue CAGR of 7.8% and ROIC of 22.8%, both of which were above the maximum targeted amounts. According to the performance matrix, the resulting payout percentage achieved was 200% of the target award value. Mr. Pagano earned 39,046 shares, Mr. Patel earned 7,802 shares, Mr. Melhem earned 7,578 shares, and Mr. Lepage earned 7,404 shares.
Deferred Stock Awards.   Half of the target value of our annual equity awards to our named executive officers is granted in the form of deferred stock awards. Deferred stock awards represent a contractual right to receive shares of the Company’s stock upon vesting of the award, provided that the recipient remains employed by the Company through the vesting date, except as provided under the retirement vesting policy described below. Upon the scheduled vesting date, the recipient will be issued shares of the Company’s class A common stock without restriction or risk of forfeiture. Recipients do not have voting or dividend rights with respect to deferred stock awards during the vesting period, but the deferred stock awards accrue dividend equivalents during the vesting period, which are then paid out to the recipient upon vesting. The 2022 deferred stock awards vest one-third each year over three years.
Chief Operating Officer New Hire Grant.   In connection with Mr. Dhawan’s commencement of employment with us as our Chief Operating Officer, we granted to Mr. Dhawan a deferred stock award valued at $1,050,000, which vests 15% on December 30, 2022, 40% on February 28, 2023, 30% on February 28, 2024, and 15% on February 28, 2025. This grant was intended to replace the value of unvested equity grants from Mr. Dhawan’s prior employer that he forfeited in order to join us and was approved by the Compensation Committee following arms-length negotiations with Mr. Dhawan in connection with his hire. Mr. Dhawan did not receive any other annual long-term equity incentive award for 2022.
Benefits and Perquisites
We provide our executive officers with certain employee benefits and perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group.
Retirement benefits are provided through a qualified defined contribution 401(k) plan for all our full-time eligible employees who are United States residents, under which we provide a base contribution of 2% of an employee’s salary, regardless of whether the employee participates in the plan, and matching contributions up to 4%.
We also provide our named executive officers with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include a cash automobile allowance, supplemental disability insurance, a financial planning allowance and a comprehensive executive physical examination. The amount of the automobile allowance is determined by our Chief Executive Officer and reviewed by the Compensation Committee, and the Compensation Committee determines the maximum amount of our Chief Executive Officer’s automobile allowance. We reimburse our executives for certain financial planning expenses so they may focus more on their business responsibilities. We also typically reimburse recently hired executives for certain relocation-related expenses. In connection with Mr. Dhawan’s commencement of employment with us, we agreed to pay customary out-of-pocket expenses incurred by him in connection with his relocation.
In addition, in connection with his assignment outside of the United States, we provided Mr. Melhem with customary expatriate benefits to address the unique circumstances arising from living and working abroad, as described in more detail in the Summary Compensation Table below.
Compensation Recovery Policy
We have a Compensation Recovery Policy, commonly referred to as a “claw back” policy, for our executive officers and Chief Accounting Officer. Under this policy, in the event of a financial restatement due to fraudulent activity or intentional misconduct as determined solely by the Compensation Committee, our executive officers and Chief Accounting Officer may be required to reimburse the Company for the difference between any incentive compensation (such as payments under the Executive Officer Incentive Bonus Plan), equity awards or other compensation that was based on having met or exceeded Company performance targets that would not have been met based upon accurate financial data and the compensation that would have been granted, received, vested or accrued had such compensation been calculated based on the accurate data or restated results.
Employment Agreements
None of our executive officers has an employment agreement with us.
Post-Termination Compensation and Change in Control Arrangements
Severance Benefits
We maintain an Executive Severance Plan, which provides severance benefits for our senior executives, including all our named executive officers. The Compensation Committee believes that the Executive Severance Plan is an important recruitment incentive for executives, provides a valuable retention incentive and is competitive with the practices of most of the companies in our executive compensation peer group. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive a lump-sum payment equal to (i) an amount equal to twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.
Change in Control Benefits
We believe that the consideration of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide certain key executives (including our named executive officers) with severance benefits in connection with certain terminations of employment occurring in connection with a change of control of the Company under the Executive Severance Plan. Further, we believe that providing these executive officers with severance benefits upon certain terminations in connection with a change in control is consistent with the practices of the companies in our executive compensation peer group and provides an important recruitment incentive for future executives. Under our Executive Severance Plan, if a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount in cash equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer’s annual base salary and target annual bonus immediately prior to the change in control. In addition, the terminated executive would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company’s last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. Should the amount of payments an executive were to receive under the Executive Severance Plan and any other plan in connection with a change in control cause the executive to be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the executive’s benefits would be reduced by an amount necessary to avoid application of the tax, but only if such reduction would result in a better after-tax result to the executive. In connection with the receipt of any severance benefits under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate. In addition, our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested performance stock units, shares of restricted stock, deferred stock awards, stock options and restricted stock units will become fully vested.
Retirement Vesting
Beginning in 2019, the Company included “retirement vesting” provisions in the agreements for its deferred stock awards and performance stock unit awards. These provisions provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, would be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and would be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. Beginning in 2022, a provision was added to the award agreements that requires the employee to remain employed through the last working day of the grant year for the grant to be eligible for retirement vesting. We believe that these retirement vesting provisions create a strong retention incentive for our key employees, are consistent with the practices of the companies in our executive compensation peer group and provide an important recruitment incentive for future executives. Mr. Melhem is the only named executive officer who has qualified for retirement vesting.
Stock Ownership Guidelines
The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all our executive officers. For 2022, our Chief Executive Officer was required to hold shares of our stock with a value of at least five times the amount of his base salary, our Chief Financial Officer was required to hold shares of our stock with a value of at least three times the amount of his base salary, and our other executive officers were required to hold shares of our stock with a value of at least twice their base salary. In determining the number of shares owned by an executive, the Compensation Committee considers shares held directly, the shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan, deferred stock awards and shares of restricted stock, but not stock options or performance stock unit awards. Our officers are expected to comply with these requirements within five years of their appointment as an executive officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2022, all our executive officers who had been executive officers of Watts for five or more years were in compliance with our stock ownership guidelines. For information on the Company’s policy prohibiting hedging, please see “Restrictions on Hedging, Pledging and Other Transactions” above.
Impact of Regulatory Requirements
The financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. The Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation. However, the Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy regarding financial reporting and income tax consequences of our executive compensation programs.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Compensation Committee:
Christopher L. Conway, Chairperson
Michael J. Dubose
Louise K. Goeser
W. Craig Kissel

EXECUTIVE COMPENSATION
Compensation Summary
The following table contains information with respect to the compensation of our named executive officers for the fiscal years ended December 31, 2022, 2021 and 2020.
2022 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert J. Pagano, Jr. Chief Executive Officer, President & Chairperson of the Board	2022	1,000,575	—	3,972,831	2,024,660	78,429	7,076,495
	2021	963,900	—	3,887,210	2,145,000	74,575	7,070,685
	2020	833,662	—	3,122,231	1,298,187	74,383	5,328,463
Shashank Patel Chief Financial Officer	2022	491,250	—	748,724	638,400	57,700	1,936,074
	2021	452,750	—	704,594	651,000	54,606	1,862,950
	2020	389,999	—	645,801	374,450	50,955	1,461,205
Andre Dhawan Chief Operating Officer (6)	2022	208,365	175,000	1,049,936	238,660	58,006	1,729,967
Elie A. Melhem President, Asia-Pacific, the Middle East & Africa	2022	448,475	—	777,442	453,750	243,517(5)	1,923,184
	2021	434,000	—	760,710	480,700	269,932	1,945,342
	2020	398,527	—	619,511	322,996	255,130	1,596,164
Kenneth R. Lepage General Counsel, Chief Sustainability Officer & Secretary	2022	441,250	—	773,864	487,010	54,734	1,756,858
	2021	425,750	—	754,726	503,100	52,916	1,736,492
	2020	387,190	—	610,525	343,153	51,826	1,392,694

(1)
The amounts shown in this column reflect the grant date fair value of performance stock units and deferred stock awards under our 2004 Stock Incentive Plan and the grant date fair value of the discount on the restricted stock units purchased under our Management Stock Purchase Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2023, except that the fair value of the discount attributable to each restricted stock unit purchased under the Management Stock Purchase Plan on March 15, 2023 was estimated on the date of grant using the Black-Scholes-Merton Model based on the following weighted average assumptions:

Expected life:	3 years
Expected stock price volatility:	33.7%
Expected dividend yield:	0.8%
Risk-free interest rate:	4.1%
The risk-free interest rate is based on the U.S. treasury yield curve at the time of grant for the expected life of the restricted stock unit. The expected life, which is defined as the estimated period of time outstanding, of the restricted stock unit and the volatility were calculated using historical data. The expected dividend yield is our best estimate of the expected future dividend yield. Based on these assumptions, the weighted average grant date fair value of the discount on a restricted stock unit purchased on March 15, 2023 was $57.50. The grant date fair values of the performance stock units and deferred stock awards granted to each of our named executive officers during 2022 and the grant date fair value of the discount on the restricted stock units purchased by each of our named executive officers on March 15, 2023 were as follows:
	Grant Date Fair Value of Performance Stock Units ($)	Grant Date Fair Value of Deferred Stock Awards ($)	Grant Date Fair Value of Discount on Restricted Stock Units ($)	Total ($)
Robert J. Pagano, Jr.	1,762,999	1,762,999	446,833	3,972,831
Shashank Patel	374,362	374,362	—	748,724
Andre Dhawan	—	1,049,936	—	1,049,936
Elie A. Melhem	338,667	338,667	100,108	777,442
Kenneth R. Lepage	333,198	333,198	107,468	773,864

(2)
The grant date fair value of the performance stock units included in this column is the fair value of the target number of performance stock units granted to each named executive officer, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each named executive officer the grant date fair value of the target number of performance stock units granted to each such officer during 2022 that is included in the Summary Compensation Table and the grant date fair value of each such performance stock unit award assuming maximum achievement of the performance conditions.

	Target Number of Performance Stock Units	Grant Date Fair Value of Target Number of Performance Stock Units ($)	Maximum Number of Performance Stock Units	Grant Date Fair Value of Maximum Number of Performance Stock Units ($)
Robert J. Pagano, Jr.	12,249	1,762,999	24,498	3,525,998
Shashank Patel	2,601	374,362	5,202	748,724
Andre Dhawan	—	—	—	—
Elie A. Melhem	2,353	338,667	4,706	677,334
Kenneth R. Lepage	2,315	333,198	4,630	666,396

(3)
The amounts shown in this column reflect amounts earned under our Executive Officer Incentive Bonus Plan for 2022 by each named executive officer. Each of our named executive officers may elect to use a portion of his annual performance bonus under the Executive Officer Incentive Bonus Plan to purchase restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units purchased by each named executive officer are as follows:

	Year	Percentage of Annual Bonus Used to Purchase Restricted Stock Units	Total Amount of Bonus	Amount of Bonus Used to Purchase Restricted Stock Units	Number of Restricted Stock Units Purchased
Robert J. Pagano, Jr.	2022	50%	$2,024,660	$1,012,328	7,771
	2021	50%	$2,145,000	$1,072,414	9,314
	2020	50%	$1,298,187	$649,052	6,672
Shashank Patel	2022	—	$638,400	—	—
	2021	—	$651,000	—	—
	2020	50%	$374,450	$187,167	1,924
Andre Dhawan	2022	—	$238,660	—	—
	2021	—	—	—	—
	2020	—	—	—	—
Elie A. Melhem	2022	50%	$453,750	$226,800	1,741
	2021	50%	$480,700	$240,297	2,087
	2020	50%	$322,996	$161,485	1,660
Kenneth R. Lepage	2022	50%	$487,010	$243,475	1,869
	2021	50%	$503,100	$251,466	2,184
	2020	50%	$343,153	$171,505	1,763
The purchase price for restricted stock units under our Management Stock Purchase Plan is equal to 80% of the closing price of our class A common stock on the day on which the restricted stock units are awarded. The grant date fair value of the 20% discount on the restricted stock units purchased by each named executive officer has been included under the Stock Awards column as additional compensation to the named executive officer for each such year. The restricted stock units vest one-third each year beginning on the first anniversary of the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer’s account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period. The number of restricted stock units purchased with 2022 performance bonuses was determined by dividing the dollar amount of the bonus used to purchase the restricted stock units by $130.27, which was the discounted closing price of our class A common stock on the grant date, March 15, 2023. The number of restricted stock units purchased with 2021 and 2020 performance bonuses was determined by dividing the dollar amount of the bonus used to purchase the restricted stock units by $115.14 for 2021, which was the discounted closing price of our class A common stock on the grant date, March 15, 2022; and $97.28 for 2020, which was the discounted closing price of our class A common stock on the third business day following the release of our year-end earnings to the public for 2020.

(4)
The amounts shown in the “All Other Compensation” column for 2022 include the following:

	Robert J. Pagano, Jr. ($)	Shashank Patel ($)	Andre Dhawan ($)	Elie A. Melhem ($)	Kenneth R. Lepage ($)
Car allowance	24,000	14,000	5,250	—	14,000
Financial planning allowance(a)	13,825	13,825	—	500	13,825
Company contribution to 401(k) plan	18,300	18,300	917	9,013	18,300
Supplemental disability insurance premium	17,456	6,727	—	5,716	3,761
Executive physical	4,848	4,848	—	—	4,848
Relocation expenses	—	—	32,692	—	—
Tax gross-up for relocation expenses	—	—	19,147	—	—
Payments related to expatriate assignment(b)	—	—	—	228,288	—
Total All Other Compensation	78,429	57,700	58,006	243,517	54,734

(a)
All executive officers are eligible for an annual financial planning allowance up to $13,825.

(b)
Mr. Melhem was a U.S. expatriate in 2022 with his international assignment based in China and we provided him with customary expatriate benefits to address the unique circumstances arising from living and working abroad. These benefits included $108,750 for housing expenses, $17,632 for school tuition for his child, $35,370 in Medicare and Federal tax gross-up payments, and $66,536 for use of a car and driver. Amounts paid to Mr. Melhem in Chinese yuan are converted into U.S. dollars using an average interbank conversion rate of 0.145 U.S. dollars for one Chinese yuan as of December 31, 2022.

(5)
The Company has entered into a tax equalization arrangement with Mr. Melhem, the purpose of which is to ensure that Mr. Melhem pays no more or less income taxes as a result of his international assignment than he would if he lived and worked in the United States. Pursuant to this arrangement, if Mr. Melhem’s tax burden is higher as a result of his living and working in China than it would have been in the United States then the Company pays the excess, whereas if Mr. Melhem’s tax burden is lower, then Mr. Melhem pays the difference to the Company. This tax equalization arrangement resulted in Mr. Melhem owing the Company $164,808 during 2022 for the 2021 tax year, which repayment is not reflected in the Summary Compensation Table.

(6)
Mr. Dhawan commenced employment with us in August 2022 and the amount shown in the “Bonus” column reflects the hiring bonus paid in 2022 to compensate him for the bonus opportunity he forfeited at his previous employer to join us.

Grants of Plan-Based Awards
The following table shows information concerning grants of plan-based awards made to the named executive officers during 2022.
2022 GRANTS OF PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Pagano, Jr.	EIBP	—	555,005	1,110,010	2,220,020	—	—	—	—	—
	DSA	3/15/22	—	—	—	—	—	—	12,249	1,762,999
	PSU	3/15/22	—	—	—	7,349	12,249	24,498	—	1,762,999
Shashank Patel	EIBP	—	175,000	350,000	700,000	—	—	—	—	—
	DSA	3/15/22	—	—	—	—	—	—	2,601	374,362
	PSU	3/15/22	—	—	—	1,560	2,601	5,202	—	374,362
Andre Dhawan	EIBP	—	67,964	135,928	271,856	—	—	—	—	—
	DSA	8/15/22	—	—	—	—	—	—	6,762	1,049,936
	PSU	—	—	—	—	—	—	—	—	—
Elie A. Melhem	EIBP	—	124,383	248,765	497,530	—	—	—	—	—
	DSA	3/15/22	—	—	—	—	—	—	2,353	338,667
	PSU	3/15/22	—	—	—	1,411	2,353	4,706	—	338,667
Kenneth R. Lepage	EIBP	—	133,500	267,000	534,000	—	—	—	—	—
	DSA	3/15/22	—	—	—	—	—	—	2,315	333,198
	PSU	3/15/22	—	—	—	1,389	2,315	4,630	—	333,198

(1)
Type of award:

EIBP: Annual cash bonus award under our Executive Officer Incentive Bonus Plan
DSA: Deferred Stock Award under our 2004 Stock Incentive Plan
PSU: Performance Stock Unit award under our 2004 Stock Incentive Plan
(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our Executive Officer Incentive Bonus Plan prior to deducting any amounts the named executive officer elected to use to purchase restricted stock units under the Management Stock Purchase Plan. Each of our current named executive officers, except for Mr. Dhawan and Mr. Patel, elected to use a portion of his 2022 performance bonus to purchase restricted stock units under our Management Stock Purchase Plan. See footnote (3) to the “Summary Compensation Table” for a description of the actual amount of performance bonus earned by each of the named executive officers for 2022, the amount of each named executive officer’s bonus that was used to purchase restricted stock units under the Management Stock Purchase Plan and the number of restricted stock units purchased. The potential performance bonus amounts payable under the Executive Officer Incentive Bonus Plan are based on the achievement of specific financial performance metrics and the achievement of individual strategic goals. The named executive officers would receive a bonus payout equal to 50% of their target bonus at the threshold level of performance and 200% of their target bonus at the maximum level of performance. If none of the threshold performance metrics are met, no performance bonus would be payable to the named executive officers. For 2022, Mr. Dhawan’s received a one-time hiring bonus of $175,000 in addition to a prorated bonus earned under the Executive Incentive Bonus Plan based on his partial year of employment with us. Only the prorated bonus subject to the achievement of performance goals is shown in the table.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the named executive officer could receive if an award payout is achieved under the Company’s performance stock unit awards. These potential share amounts are based on achievement of specific performance metrics. The named executive officer would receive 60% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance. If none of the threshold performance targets are met, then our named executive officers will not receive any shares.

(4)
The amounts shown in these columns represent the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance stock unit awards, the amounts shown assume that the target level of performance would be achieved with respect to the performance metrics, which we consider to be the probable outcome of the performance conditions as of the grant date. These are the amounts reflected in the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding unvested performance stock units, deferred stock awards and restricted stock units held by the named executive officers as of December 31, 2022.
2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert J. Pagano, Jr.	3/16/20	6,508(3)	951,665	—	—
	3/12/21	9,351(3)	1,367,397	—	—
	3/15/22	12,249(3)	1,791,171	—	—
	3/13/20	2,626(4)	384,000	—	—
	3/15/21	4,448(4)	650,431	—	—
	3/15/22	9,314(4)	1,361,986	—	—
	3/16/20	39,046(5)	5,709,697	—	—
	3/12/21	—	—	28,052(6)	4,102,044
	3/15/22	—	—	24,498(7)	3,582,343
Shashank Patel	3/16/20	1,301(3)	190,245	—	—
	3/12/21	1,912(3)	279,592	—	—
	3/15/22	2,601(3)	380,344	—	—
	3/13/20	699(4)	102,215	—	—
	3/15/21	1,283(4)	187,613	—	—
	3/16/20	7,802(5)	1,140,886	—	—
	3/12/21	—	—	5,734(6)	838,483
	3/15/22	—	—	5,202(7)	760,688
Andre Dhawan	8/15/22	5,748(3)(8)	840,530	—	—
Elie A. Melhem	3/16/20	1,264(3)	184,835	—	—
	3/12/21	1,797(3)	262,775	—	—
	3/15/22	2,353(3)	344,079	—	—
	3/13/20	528(4)	77,209	—	—
	3/15/21	1,107(4)	161,877	—	—
	3/15/22	2,087(4)	305,182
	3/16/20	7,578(5)	1,108,131	—	—
	3/12/21	—	—	5,388(6)	787,887
	3/15/22	—	—	4,706(7)	688,158
Kenneth R. Lepage	3/16/20	1,235(3)	180,594	—	—
	3/12/21	1,768(3)	258,535	—	—
	3/15/22	2,315(3)	338,522	—	—
	3/13/20	690(4)	100,899	—	—
	3/15/21	1,176(4)	171,966	—	—
	3/15/22	2,184(4)	319,366	—	—
	3/16/20	7,404(5)	1,082,687	—	—
	3/12/21	—	—	5,302(6)	775,311
	3/15/22	—	—	4,630(7)	677,045

(1)
Except as otherwise indicated, the restricted stock units and deferred stock awards listed in this column vest annually at a rate of 33 1∕3% per year from the date of grant, and performance stock units vest upon the completion of a three-year performance period beginning January 1st of the grant year.

(2)
In accordance with SEC rules, the market value of unvested deferred stock awards, restricted stock units and performance stock units is determined by multiplying the number of such shares and units by $146.23, the closing market price of our class A common stock on December 30, 2022, which was the last trading day of 2022.

(3)
Consists of deferred stock awards under our 2004 Stock Incentive Plan.

(4)
Consists of restricted stock units purchased under our Management Stock Purchase Plan.

(5)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period ended on December 31, 2022. The number of performance stock units shown for the named executive officer is the actual number of shares that were earned by the named executive officer. These performance stock units were earned at 200% of target and settled in February 2023.

(6)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period will end on December 31, 2023. In accordance with SEC rules, since these performance stock units were tracking above the target level of performance as of December 31, 2022, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the maximum level of performance, which is 200% of the target number of shares awarded.

(7)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period will end on December 31, 2024. In accordance with SEC rules, since these performance stock units were tracking above the target level of performance as of December 31, 2022, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the maximum level of performance, which is 200% of the target number of shares awarded.

(8)
These shares of deferred stock granted to Mr. Dhawan vest as follows: 15% (or 1,014 shares) vested on December 30, 2022, 40% will vest on February 28, 2023, 30% will vest on February 28, 2024, and 15% will vest on February 28, 2025.

Option Exercises and Stock Vested
The following table shows amounts received by the named executive officers upon vesting of performance stock units, deferred stock and restricted stock units during 2022. None of our named executive officers exercised any options during 2022.
2022 OPTION EXERCISES AND STOCK VESTED
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Pagano, Jr.	65,798	8,831,968(3)
Shashank Patel	12,748	1,722,490(4)
Andre Dhawan	1,014	148,277
Elie A. Melhem	12,919	1,721,559(5)
Kenneth R. Lepage	13,088	1,712,638(6)

(1)
Reflects (i) shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan, (ii) shares of deferred stock awarded under the 2004 Stock Incentive Plan, and (iii) the number of shares earned under the performance stock units granted on March 16, 2020, the performance period for which ended on December 31, 2022.

(2)
The value realized on vesting of deferred stock awards was determined by multiplying the number of shares that vested by the closing market price of our class A common stock on the vesting date. The value realized on vesting of restricted stock units purchased under the Management Stock Purchase Plan represents the difference between the purchase price paid by the named executive officer for the vesting shares and the closing market price of our class A common stock on the vesting date. The value of performance stock units was determined by multiplying the number of shares earned by $146.23, the closing market price of our class A common stock on December 30, 2022, which was the last trading day of the performance period.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. Pagano elected to defer receipt of shares issuable upon settlement of restricted stock units representing $146,554 of the value recognized on vesting until March 13, 2023 and $103,527 of the value recognized on vesting until March 15, 2024.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. Patel elected to defer receipt of shares issuable upon settlement of restricted stock units representing $39,025 of the value recognized on vesting until March 13, 2023 and $29,839 of the value recognized on vesting until March 15, 2024.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Melhem elected to defer receipt of shares issuable upon settlement of restricted stock units representing $29,478 of the value recognized on vesting until March 13, 2023 and $25,742 of the value recognized on vesting until March 15, 2024.

(6)
Pursuant to the Management Stock Purchase Plan, Mr. Lepage elected to defer receipt of shares issuable upon settlement of restricted stock units representing $38,467 of the value recognized on vesting until March 13, 2023 and $37,325 of the value recognized on vesting until March 15, 2024.

Nonqualified Deferred Compensation
Under our Management Stock Purchase Plan, executives may elect to purchase restricted stock units, which vest one-third each year beginning on the first anniversary of the date of grant. However, shares are not delivered in settlement of the restricted stock units until the end of the deferral period selected by the named executive officer. Once vested, the restricted stock units constitute deferred compensation and are reported in the table below as contributions by the named executive officer. Restricted stock units that vested prior to 2022 and were issued at the end of their deferral period during 2022 are listed in the table as distributions of deferred compensation.
Prior to 2012, we maintained a Nonqualified Deferred Compensation Plan that was available to all our employees whose annual compensation was greater than $90,000. Of the named executive officers, only Mr. Lepage has deferred compensation under the Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan, participants were allowed to defer up to 100% of base salary and bonus. Participant deferrals earn returns based on the participant’s selection from a list of investments that are generally the same as those provided in our 401(k) plan. The allocation of investments may be changed once each year. We did not make any matching contributions under the Nonqualified Deferred Compensation Plan.
Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to termination of employment only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our named executive officers cannot be made until at least six months after termination of employment. Mr. Lepage did not receive any distributions, or make any withdrawals, from the Nonqualified Deferred Compensation Plan during 2022.
Beginning in 2019, the award agreements for our deferred stock awards and performance stock unit awards under our 2004 Stock Incentive Plan provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, will be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and will be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. Beginning in 2022, a provision was added to the award agreements that requires the employee to remain employed through the last working day of the grant year for the grant to be eligible for retirement vesting. Of our named executive officers, only Mr. Melhem is currently eligible for this retirement benefit.
2022 NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name(1)	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Pagano, Jr.	MSPP	691,669(3)	—	(479,265)(4)	1,054,968(5)	1,092,923(6)
Shashank Patel	MSPP	191,203(3)	—	(24,710)(4)	4,054(5)	298,163(6)
Andre Dhawan	MSPP	—	—	—	—	—
Elie A. Melhem	SIP	346,197(7)	—	(326,478)(8)	510,748(9)	800,617(10)
	MSPP	154,332(3)	—	(93,956)(4)	207,024(5)	235,284(6)
Kenneth R. Lepage	NDCP	—	—	(91,671)	—	459,739
	MSPP	182,015(3)	—	(124,291)(4)	272,894(5)	287,342(6)

(1)
“MSPP” refers to our Management Stock Purchase Plan, “SIP” refers to our 2004 Stock Incentive Plan and “NDCP” refers to our Nonqualified Deferred Compensation Plan.

(2)
These amounts do not represent above-market earnings and thus are not reported in the 2022 Summary Compensation Table.

(3)
Based on the fair market value of our class A common stock on the vesting date of restricted stock units, the settlement of which has been deferred beyond 2022.

(4)
Represents the change in the value of vested restricted stock units during 2022 based on the closing price of our class A common stock of $146.23 on December 30, 2022, the last trading day of 2022, or the date of settlement during 2022, plus the value of dividend equivalents paid on vested restricted stock units during 2022.

(5)
Represents the value of restricted stock units that vested in years prior to 2022 and settled in 2022, based on the closing price of our class A common stock on the date of delivery of shares upon settlement of restricted stock units and the value of dividend equivalents paid on vested restricted stock units during 2022.

(6)
Represents the value of restricted stock units that were vested as of December 31, 2022 but not yet settled based on the closing price of our class A common stock of $146.23 on December 30, 2022, the last trading day of 2022. The amounts that were previously reported as compensation for each named executive officer in the Summary Compensation Table in years prior to 2022 with respect to such restricted stock units are as follows: Mr. Pagano: $866,326; Mr. Patel: $237,246; Mr. Melhem: $188,456; and Mr. Lepage: $227,827.

(7)
Represents the value of deferred stock and related dividend equivalents that became eligible for continued vesting upon retirement during 2022 based on the fair market value of our class A common stock on the date the grant became retirement-vesting eligible. The amount that is reported as compensation for Mr. Melhem in the Summary Compensation Table for 2022 with respect to such deferred stock is $338,667.

(8)
Represents the change in the value from December 31, 2021 of deferred stock that was eligible for continued vesting in the event of the named executive officer’s retirement in 2022 based on the fair market value of our class A common stock as of the vesting date or, with respect to deferred stock that remained unvested as of December 31, 2022, the fair market value of our class A common stock on December 30, 2022, the last trading day of 2022; and any increase in the value of dividend equivalents accrued on such deferred stock.

(9)
Represents the value of deferred stock that was eligible for continued vesting in the event of the named executive officer’s retirement in 2022 and vested in 2022, based on the fair market value of our class A common stock on the vest date and the value of the dividends equivalents paid out on such settlement.

(10)
Represents the value of deferred stock that was eligible for continued vesting upon retirement as of December 31, 2022 but not yet settled based on the closing price of $146.23 on December 30, 2022, the last trading day of 2022, together with the value of dividend equivalents accrued on such deferred stock as of December 31, 2022. The amount that was previously reported as compensation for Mr. Melhem in the Summary Compensation Table in years prior to 2022 with respect to such deferred stock was $203,279.

Potential Payments Upon Termination or Change in Control
Executive Severance Plan
Our Executive Severance Plan covers all our named executive officers. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive a lump sum amount equal to (i) twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.
If a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive a lump sum amount equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer’s annual base salary and target annual bonus immediately prior to the change in control (less any payments previously received under the Executive Severance Plan).

The following table sets forth the amounts of cash severance that would have been due to each of our named executive officers under the Executive Severance Plan in the event the named executive officer’s employment with the Company terminated as of December 31, 2022.
Name	Resignation or Retirement	Involuntary Termination Without Cause ($)	Involuntary Termination With Cause	Involuntary Termination Without Cause or Resignation for Good Reason Within 24 Months Following a Change in Control ($)	Involuntary Termination Without Cause Within Six Months Preceding a Change in Control ($)
Robert J. Pagano, Jr.	—	2,038,996	—	4,280,172	4,280,172
Shashank Patel	—	520,148	—	1,740,296	1,740,296
Andre Dhawan	—	570,976	—	1,856,952	1,856,952
Elie A. Melhem	—	484,268	—	1,466,066	1,466,066
Kenneth R. Lepage	—	446,368	—	1,426,736	1,426,736
In addition, under the Executive Severance Plan, if a participant is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such participant would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company’s last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. The total number of unvested shares of deferred stock awards, performance stock units and restricted stock units that would vest and the value of such acceleration in the event of such a termination as of December 31, 2022 are the same as those set forth in the table under “Equity Plans” below in the “Change in Control” row.
Equity Plans
Under our 2004 Stock Incentive Plan and the award agreements thereunder, upon the termination of employment of a participant for any reason other than death or disability, all unvested performance stock units and deferred stock awards immediately terminate. If a participant’s employment is terminated by reason of death or disability, all deferred stock awards immediately vest in full. For performance stock units, if a participant’s employment is terminated due to death or disability during the last twelve months of the performance period, the participant will receive the number of shares actually earned and vested at the end of the performance period as if the participant had not terminated employment. If the participant’s employment is terminated due to death or disability within the first twenty-four months of the performance period, the participant will receive the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.
In addition, the award agreements for our deferred stock awards and performance stock unit awards provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, will be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and will be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. Beginning in 2022, a provision was added to the award agreements that requires the employee to remain employed through the last working day of the grant year for the grant to be eligible for retirement vesting. Of our named executive officers, only Mr. Melhem is currently eligible for this retirement benefit, as described in more detail in the Nonqualified Deferred Compensation Table above.

Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason, including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (i) the original purchase price paid for the unvested restricted stock units plus interest, or (ii) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.
Our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested deferred stock awards, performance stock units and restricted stock units will become fully vested. The table below sets forth the number of unvested shares of deferred stock awards, performance stock units and restricted stock units that would vest and the value of such acceleration in the event of certain terminations or a change in control as of December 31, 2022.
Name & Event	Number of Shares of Unvested Deferred Stock Awards Accelerated (#)	Value of Unvested Deferred Stock Awards Accelerated ($)(1)	Number of Shares Underlying Unvested Performance Stock Units Accelerated (#)	Value of Unvested Performance Stock Units Accelerated ($)(1)	Number of Shares Underlying Unvested Restricted Stock Units Accelerated (#)	Value of Unvested Restricted Stock Units Accelerated ($)(2)
Robert J. Pagano, Jr.
➢ Change in Control:	28,108	4,110,233	85,471(3)	12,498,424	16,388	666,201
➢ Termination due to Death or Disability:	28,108	4,110,233	52,479(4)	7,674,005	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—
Shashank Patel
➢ Change in Control:	5,814	850,181	17,437(3)	2,549,813	1,982	105,099
➢ Termination due to Death or Disability:	5,814	850,181	10,580(4)	1,547,113	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—
Andre Dhawan
➢ Change in Control:	5,748	840,530	—	—	—	—
➢ Termination due to Death or Disability:	5,748	840,530	—	—	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—
Elie A. Melhem
➢ Change in Control:	5,414	791,689	16,495(3)	2,412,064	3,722	151,022
➢ Termination due to Death or Disability:	5,414	791,689	10,158(4)	1,485,404	—	—
➢ Termination due to Retirement(5):	5,414	791,689	10,158	1,485,404	—	—
Kenneth R. Lepage
➢ Change in Control:	5,318	777,651	16,178(3)	2,365,709	4,050	167,218
➢ Termination due to Death or Disability:	5,318	777,651	9,942(4)	1,453,819	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—

(1)
The value of unvested deferred stock awards and performance stock units was calculated by multiplying the number of shares of unvested deferred stock awards or performance stock units by $146.23, the closing market price of our class A common stock on December 30, 2022, which was the last trading day of 2022.

(2)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $146.23, the closing market price of our class A common stock on

December 30, 2022, which was the last trading day of 2022, and then deducting the aggregate purchase price paid for these restricted stock units.
(3)
In the event of a change of control during the performance period, the performance stock unit award agreement provides that the participant would receive a number of shares equal to the greater of (i) the target number of performance stock units granted to the participant, or (ii) the number of performance stock units that would be earned based on the Company’s performance determined as if the Company’s last quarter end prior to the change of control was the last day of the performance period. The value of unvested performance stock units in this column was calculated using 150% of the target number of performance stock units granted to the named executive officer in 2022, 200% of the target number of performance stock units granted to the named executive officer in 2021, and the actual number of shares earned under the performance stock units granted to the named executive officer in 2020.

(4)
In the case of death or disability, in accordance with the performance stock unit award agreement, the number of shares in this column reflects the actual number of shares earned for the performance stock units granted in 2020, and for the performance stock units granted in 2021 and 2022 the number of shares reflects the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.

(5)
As of December 31, 2022, Mr. Melhem was the only named executive officer who had met the eligibility requirements for retirement vesting. In the case of retirement, Mr. Melhem would continue to vest in his deferred stock awards for the duration of the vesting periods, and the numbers shown in the table reflect the number of shares that would continue to vest over such periods. In addition, Mr. Melhem would remain eligible to earn a pro-rata portion of his performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned based on the Company’s achievement against the performance metrics for the applicable performance period. For Mr. Melhem’s performance stock units, the numbers shown reflect the actual number of shares earned for the performance stock units granted in 2020, and for the performance stock units granted in 2021 and 2022, the numbers shown reflect the target number of shares pro-rated based on the portion of the performance period during which would have been employed had he retired as of December 31, 2022.

Pay Versus Performance Disclosure
The following table sets forth information concerning the compensation of our named executive officers for each of the fiscal years ended December 31, 2018, 2019, 2020, 2021 and 2022, and our financial performance for each such fiscal year:
Pay Versus Performance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Chief Executive Officer ($)(1)	Compensation Actually Paid to Chief Executive Officer ($)(2)	Average Summary Compensation Table Total for non-CEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to non-CEO Named Executive Officers ($)(4)	Total Shareholder Return (TSR) ($)	Peer Group (Russell 2000) Total Shareholder Return (TSR) ($)(5)	Net Income (millions) ($)	Company Selected Performance Measure (ROIC) ($)(6)
2022	7,076,495	4,065,476	1,836,521	1,411,117	201.49	122.41	251.5	22.8%
2021	7,070,685	25,106,690	1,903,300	5,777,567	265.38	153.85	165.7	18.4%
2020	5,328,463	8,977,335	1,582,672	2,355,261	165.20	134.00	114.3	14.2%
2019	5,855,790	12,079,242	1,600,109	2,856,738	134.14	111.70	131.5	13.1%
2018	5,854,532	5,116,087	1,668,110	1,024,267	85.88	88.99	128.0	13.2%

(1)
The amounts in this column reflect the total compensation disclosed in the Summary Compensation Table (SCT) of the Proxy Statement covering the applicable fiscal year for Robert J. Pagano, Jr., Chief Executive Officer, President and, since 2021, Chairperson of the Board.

(2)
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Pagano as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Pagano during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Pagano’s total compensation for each year shown in the table to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for CEO (7) (8)	2022	2021	2020	2019	2018
Decrease for Amounts Reported under the “Stock Awards” Column in the SCT for the Applicable Year ($)	(3,972,831)	(3,887,210)	(3,122,231)	(3,508,775)	(3,490,108)
Increase for Fair Value of Awards Granted during Applicable Year that Remained Unvested as of Year End, Determined as of the Applicable Year End ($)	5,839,841	8,784,833	5,710,407	5,316,908	3,277,414
Increase/Decrease for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to Applicable Year that Remained Unvested as of Applicable Year End ($)	(1,763,267)	7,306,301	1,155,712	2,508,962	(805,913)
Increase/Decrease for Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Applicable Year that Vested during Applicable Year ($)	(3,268,280)	5,621,946	(202,386)	1,789,979	190,410
Increase for Dividend Equivalents Accrued with respect to Unvested Awards during Applicable Year ($)	153,518	210,135	107,370	116,378	89,752
Total Adjustments ($)	(3,011,019)	18,036,005	3,648,872	6,223,452	(738,445)

(3)
The amounts in this column reflect the average total compensation disclosed in the SCT of the Proxy Statement covering the applicable fiscal year for the Company’s named executive officers (other than Mr. Pagano) as a group. The named executive officers included in the calculation of such average amounts in each applicable year are as follows: (i) for 2022, Shashank Patel (Chief Financial Officer), Andre Dhawan (Chief Operating Officer), Elie A. Melhem (President, Asia-Pacific, the Middle East & Africa) and Kenneth R. Lepage (General Counsel, Chief Sustainability Officer & Secretary); (ii) for each of 2021, 2020 and 2019, Messrs. Patel, Melhem and Lepage and Munish Nanda (President, Americas & Europe); and (iii) for 2018, Messrs. Patel, Melhem, Lepage and Nanda and Todd A. Trapp (Former Chief Financial Officer).

(4)
The dollar amounts reported in this column represent the average amount of “Compensation Actually Paid” to the Company’s named executive officers (other than Mr. Pagano) as a group as computed in accordance with Item 402(v) of Regulation S-K. The named executive officers for each applicable year are set forth in footnote 3 above. The dollar amounts do not reflect the actual amount of compensation earned by or paid to such officers during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for such officers for each year shown in the table to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for non-CEO Named Executive Officers for the Applicable Year (7) (8)	2022(9)	2021(10)	2020	2019	2018
Decrease for Amounts Reported under the “Stock Awards” Column in the SCT for the Applicable Year ($)	(837,492)	(755,732)	(694,494)	(709,714)	(1,023,212)
Increase for Fair Value of Awards Granted during Applicable Year that Remained Unvested as of Year End, Determined as of the Applicable Year End ($)	944,536	1,661,076	1,240,944	982,487	733,990
Increase for Fair Value of Awards Granted during Applicable Year that Vested during such Year ($)	123,089	98,513	—	—	—
Increase/Decrease for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to Applicable Year that Remained Unvested as of Applicable Year End ($)	(237,348)	1,632,875	270,740	608,141	(127,261)
Increase/Decrease for Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Applicable Year that Vested during Applicable Year ($)	(434,999)	1,196,663	(65,427)	355,085	31,389
Increase for Dividend Equivalents Accrued with respect to Unvested Awards during the Applicable Year ($)	16,810	40,872	20,826	20,630	10,068
Decrease for Fair Value of Awards Forfeited during Applicable Year	—	—	—	—	(322,195)
Total Adjustments ($)	(425,404)	3,874,267	772,589	1,256,629	(697,221)

(5)
For the relevant fiscal year, represents the cumulative TSR of the Russell 2000 Index (the “Peer Group TSR”).

(6)
See “Performance Stock Unit Awards” within the “Elements of Compensation” section of the Compensation Discussion and Analysis for a description of the calculation of ROIC.

(7)
For purposes of the adjustments to determine compensation actually paid, restricted stock units purchased under our Management Stock Purchase Plan are treated as awards granted on the purchase date, and the fair value of such restricted stock units is calculated without deducting the purchase price of such restricted stock units.

(8)
With respect to the value of performance stock units awarded under our 2004 Stock Incentive Plan that remained unvested as of the last day of the applicable fiscal year, the amounts shown are based on the probable outcome of the performance condition as of the last day of such fiscal year, which amounts may differ materially from those disclosed as of the grant date of such awards.

(9)
For purposes of 2022 adjustments to determine compensation actually paid, Mr. Melhem’s 2022 deferred stock award is deemed to have vested on December 31, 2022, the date as of which such award became eligible for retirement vesting under the terms of the grant agreement.

(10)
For purposes of 2021 adjustments to determine compensation actually paid, all unvested shares under Mr. Melhem’s 2019, 2020 and 2021 deferred stock awards are deemed to have vested on July 25, 2021, the date as of which such awards became eligible for retirement vesting under the terms of the grant agreements.

Tabular List of Company-Selected Financial Measures:
In the Company’s assessment, the following financial measures represent the most important financial performance measures used by the Company for 2022 to link compensation actually paid to our Chief Executive Officer and our other Named Executive Officers to the Company’s performance:
ROIC
Revenue CAGR
Consolidated Net Sales
Consolidated Adjusted Net Income
Consolidated Free Cash Flow
Non-GAAP Financial Measures
ROIC, Revenue CAGR, Consolidated Adjusted Net Income and Consolidated Free Cash Flow represent non-GAAP financial measures. See “Annual Incentives” and “Performance Stock Unit Awards” within the “Elements of Compensation” section of the Compensation Discussion and Analysis for a description of the calculation of these measures.

Relationship Between Pay and Performance
The graphs below compare the compensation actually paid to our Chief Executive Officer and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our ROIC, in each case, for the fiscal years ended December 31, 2018, 2019, 2020, 2021 and 2022.

Compensation Actually Paid versus
Total Shareholder Return
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022
CEO Compensation Actually Paid
Non-CEO Average Compensation Actually Paid
Cumulative TSR
Peer Group TSR

Compensation Actually Paid versus Net Income
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022
CEO Compensation Actually Paid
Non-CEO Average Compensation Actually Paid
Net Income (millions)

Compensation Actually Paid versus ROIC
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022
CEO Compensation Actually Paid
Non-CEO Average Compensation Actually Paid
ROIC

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Robert J. Pagano, Jr., our Chief Executive Officer. For 2022:
•
the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $48,091; and

•
the annual total compensation of our Chief Executive Officer was $7,076,495.

Based on this information, for 2022 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 147 to 1.
As permitted under the SEC rules, to determine our median employee, we used a definition that was not the equivalent of the total compensation reflected in the Summary Compensation Table and instead chose base pay as our measure since our incentive and equity plans do not have broad participation across our employee population. We calculated annual base pay using a reasonable estimate of hours worked during 2022 for hourly employees and upon base pay earned in 2022 for salaried employees. Using the compiled data, we identified the median employee as of December 31, 2022. For our 2022 pay ratio disclosure, we determined the median employee’s total 2022 compensation using the same criteria as in the Summary Compensation Table.
DELINQUENT SECTION 16(a) REPORTS
None.

PROPOSAL 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Maintaining good corporate governance is one of our highest priorities, and as part of that commitment we welcome input from our stockholders on our corporate governance and executive compensation practices. One of the methods we use to receive input from our stockholders is, in accordance with Section 14A of the Exchange Act, we ask our stockholders to vote annually to approve a nonbinding, advisory resolution on the compensation of our named executive officers as disclosed in this proxy statement.
We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We encourage you, before voting, to read the Compensation Discussion and Analysis section of this proxy statement and to review all compensation information in light of the information the Compensation Discussion and Analysis section provides about our alignment of pay with performance and our compensation philosophy. We believe our compensation programs reflect a strong pay for performance philosophy and have been effective at incenting the achievement of financial performance goals and the creation of stockholder value. Examples of practices and policies that we have implemented to ensure effective governance of our compensation plans include:
•
Our incentive programs are linked to key financial and non-financial performance metrics, which we believe will help drive long-term stockholder value.

•
Our executives are subject to robust stock ownership guidelines.

•
Our executives are subject to a compensation recovery policy, or “claw back” policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

•
The Compensation Committee has the authority to hire independent counsel and other advisors and consults regularly with an independent external compensation consultant.

•
The Compensation Committee annually conducts a review and assessment of risk as it relates to our compensation policies and practices.

•
Our Insider Trading Compliance Policy prohibits hedging and short sale transactions, and no employee, officer or director may pledge Company securities as collateral.

•
None of our executive officers has an employment agreement with us.

•
We do not provide excise tax gross-ups under any of our change in control severance arrangements.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. However, we value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any actions are necessary or advisable to address the concerns of our stockholders. The Board of Directors will determine when the next advisory vote to approve named executive officer compensation will be held after considering the results of the advisory vote on the frequency of future advisory votes on executive compensation (see Proposal No. 3).
We believe our compensation program and policies described in this proxy statement are aligned with stockholder interests and are worthy of stockholder support. Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Our Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.
PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this Proposal 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.
We last held an advisory vote on how often we should submit our executive compensation program to an advisory vote of our stockholders at our 2017 Annual Meeting of Stockholders, and 95% of the total votes cast on this proposal were cast in favor of holding the advisory vote annually. In accordance with the stockholder voting results, our Board of Directors determined that stockholder advisory votes on executive compensation would occur annually.
The Board continues to believe that an annual vote is consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. We recognize that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on named executive officer compensation. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six years.
This vote is advisory and not binding on the Company or our Board of Directors. However, our Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on named executive officer compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on named executive officer compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.
In voting on this Proposal 3, stockholders may choose among four options, including holding the vote every year, every two years, every three years, or abstaining from voting. Stockholders are not voting to approve or disapprove the recommendation of our Board of Directors. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation.
Our Board of Directors believes that an annual named executive officer compensation advisory vote is in the best interests of the Company and its stockholders and recommends voting for a frequency of “ONE YEAR.”
PROPOSAL 4 APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION REGARDING OFFICER EXCULPATION
On February 6, 2023, our Board of Directors voted to adopt, and to recommend to our stockholders that they approve, an amendment to our certificate of incorporation to provide for the exculpation of officers of the Company with respect to certain breaches of an officer’s duty of care (the “Charter Amendment”).
Background
In 2022, Delaware adopted legislation that enables Delaware corporations to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation

Law. Delaware now permits, and, if our Charter Amendment is adopted, our certificate of incorporation would permit, exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. The limitation on liability would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between officer accountability and our ability to attract and retain quality officers to work for us. Exculpation of directors for breaches of the duty of care has been allowed by Delaware law, and permitted by our certificate of incorporation, for decades, and the Delaware authorities decided to permit similar, but more limited, exculpation for officers.
Reasons for the Charter Amendment
Our Board believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. We expect our peer companies incorporated in Delaware will adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the amendment could adversely affect our recruitment and retention of officer candidates who conclude that the potential exposure to monetary damages exceeds the benefits of serving as an officer of the Company. Adopting the Charter Amendment would help us to continue to attract and retain qualified individuals to serve as officers, but would still hold officers accountable, notably with respect to breaches of the duty of loyalty or actions taken in bad faith or that involve intentional misconduct or a knowing violation of law.
Adopting the Charter Amendment would better position the Company to attract top officer candidates and retain our current officers and enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The Charter Amendment will also more closely align the protections available to our officers with those already available to our directors. We note that our officers would stand to benefit if the Charter Amendment is adopted, as it could reduce their potential monetary liability. However, in view of the above considerations, our Board has unanimously determined to provide for the exculpation of officers as proposed.
Proposed Charter Amendment
The Board is asking our stockholders to approve the amendment to Article TENTH of our certificate of incorporation. The text of the Charter Amendment is attached hereto as Appendix A.
Required Vote; Recommendation
Amending our certificate of incorporation to provide for officer exculpation requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of class A common stock and class B common stock, voting together as a class. If stockholders approve the proposed Charter Amendment, we expect to promptly file a certificate of amendment effecting the proposed amendment with the Secretary of State of Delaware.
The Board of Directors believes the Charter Amendment is advisable and in the best interests of the corporation and its stockholders, and therefore recommends a vote “FOR” Proposal 4.
AUDIT COMMITTEE REPORT
The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee’s oversight role includes the appointment and evaluation of the Company’s independent registered public accounting firm, oversight of the Company’s systems of internal control over financial reporting, a review of management’s assessment and management of risk, a review of the annual independent audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Code of Business Conduct, the establishment of “whistle-blowing” procedures, and oversight of other compliance matters.
The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2022 with management. The Audit Committee also reviewed and discussed the audited consolidated financial statements, the audit of internal control over financial reporting and the matters required to be discussed with KPMG LLP, the Company’s independent registered public accounting firm, by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee received from KPMG the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG’s provision of other, non-audit related services to the Company was compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Audit Committee:
Merilee Raines, Chairperson
David A. Dunbar
Joseph W. Reitmeier
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Although Delaware law does not require that the appointment by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the appointment of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for 2023, and the Audit Committee and Board recommend that the stockholders ratify such appointment. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its appointment.
We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
During 2021 and 2022, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures that require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG’s independence. In 2021 and 2022, all services provided to the Company by KPMG were pre-approved by the Audit Committee. In 2023, the Audit Committee adopted a new policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage an independent auditor to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by the independent auditor has received general pre-approval by the Audit Committee, it requires specific pre-approval by the Audit Committee.
For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.
In connection with the Pre-Approval Policy, the Audit Committee may annually review and pre-approve any services (and related fee levels or budgeted amounts) that may be provided by the independent auditor without first obtaining specific pre-approval from the Audit Committee or the Chair of the Audit Committee. The Audit Committee may revise the list of such general pre-approved services from time to time, based on subsequent determinations.
The aggregate fees billed for professional services by KPMG in 2021 and 2022 for audit, audit-related, tax and non-audit services were:
Type of Fees	2021	2022
Audit Fees:	$2,977,627	$3,339,108
Audit-Related Fees:	$7,562	$19,810
Tax Fees:	$13,930	$43,014
All Other Fees:	—	—
Total:	$2,999,119	$3,401,932
Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2021 and 2022 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for preparation of statutory financial statements and statutory financial statement tagging. For 2022, 25% of these audit-related fees were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. Tax fees include fees for review or preparation of tax returns and advice on indirect taxes.
The Audit Committee and the Board of Directors recommend that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple stockholders in your household. However, a proxy card or voting instruction form will be delivered for each stockholder in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, (978) 688-1811, or you can request a copy of any such document by visiting https://materials.proxyvote.com/942749. If you want to receive separate copies of the annual report, proxy statement and notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
STOCKHOLDER PROPOSALS
In order for any stockholder proposal to be included in the proxy statement for our 2024 Annual Meeting pursuant to Exchange Act Rule 14a-8, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, not later than [ • ], 2023 and must satisfy certain rules of the SEC.
Nominations and proposals of stockholders may also be submitted to us for consideration at the 2024 Annual Meeting if certain conditions set forth in our by-laws are satisfied, but will not be included in the proxy materials unless the conditions set forth in Exchange Act Rule 14a-8 are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2023 Annual Meeting, which dates will be January 18, 2024 and March 3, 2024, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2024 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2023 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2024 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2024 Annual Meeting, as rescheduled). If the date described in the preceding sentence is not a business day, nominations or other proposals may be received on the next succeeding business day. To submit a nomination or other proposal, a stockholder should send the nominee’s name or proposal and appropriate supporting information required by our by-laws to the attention of our Corporate Secretary at the address provided above. To be considered, all nominations or proposals must comply with the requirements of our by-laws, a copy of which may be obtained without charge by sending a request to our Corporate Secretary at our principal executive offices.
In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 Annual Meeting must include the additional information required by Rule 14a-19(b) under the Exchange Act in any notice of director nomination submitted to the Company.

Appendix A
Text of the Amendment to the Certificate of Incorporation
TENTH:   To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no Director or Officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer; provided, however, that nothing contained in this Article TENTH shall eliminate or limit the liability: (i) of a Director or Officer for any breach of the Director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a Director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a Director pursuant to the provisions of Section 174 of the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, (iv) of a Director or Officer for any transaction from which the Director or Officer derived an improper personal benefit, or (v) of an Officer in any action by or in the right of the Corporation. No repeal or modification of this Article TENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a Director or Officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

A-1

Preliminary Proxy Materials Subject to Completion

1 OF 2
1
1

SCAN TO VIEW MATERIALS & VOTE

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
	☐	☐	☐

____

1. Election of Directors

Nominees

01) Christopher L. Conway
02) Michael J. Dubose
03) David A. Dunbar
04) Louise K. Goeser
05) W. Craig Kissel
06) Joseph T. Noonan
07) Robert J. Pagano, Jr.
08) Merilee Raines
09) Joseph W. Reitmeier

02 0000000000

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000597114_1 R1.0.0.6

WATTS WATER TECHNOLOGIES, INC.C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.P.O. BOX 1342 BRENTWOOD, NY 11717Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample1234 ANYWHERE STREET ANY CITY, ONA1A 1A1 SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAMETHE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE
COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL #SHARES →123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345 xTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PAGE 1OF2 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1.Election of DirectorsNominees 000 The Board of Directors recommends you vote FORthe following proposal:ForAgainst Abstain ForAgainst Abstain 2.Advisory vote to approve named executive officer compensation.The Board of Directors recommends you 000 5.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. 000 vote 1 YEAR on the following proposal:1 year 2 years 3 years Abstain 3.Advisory vote to approve the frequency of future advisory votes to approve named executive officer compensation. 0000 NOTE: The proxies, in their discretion, are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote FORproposals 4 and 5.ForAgainst Abstain 4.To approve an amendment to our Restated Certificate of Incorporation, as amended, to provide for the exculpation of officers with respect to certain breaches of their duty of care. 000 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Investor Address Line 5 John Sample1234 ANYWHERE STREET ANY CITY, ONA1A 1A1 SHARES CUSIP # Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

WATTS WATER TECHNOLOGIES, INC.
Annual Meeting of Stockholders
May 17, 2023 9:00 AM EDT
This proxy is solicited by the Board of Directors

0000597114_2 R1.0.0.6

Continued and to be signed on reverse side

Preliminary Proxy Materials Subject to Completion
WATTS WATER TECHNOLOGIES, INC.ANNUAL MEETING OF STOCKHOLDERS May 17, 2023 9:00 a.m. EDTCLASS B COMMON STOCK PROXYThis proxy is solicited by the Board of DirectorsThe stockholders hereby appoint Robert J. Pagano, Jr., Shashank Patel and Kenneth R Lepage, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Class B Common Stock of WATTS WATER TECHNOLOGIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 a.m. EDT on May 17, 2023, at Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.The Board of Directors recommends you vote FOR the following:1.Election of 01 Christopher L. Conway 05 W. Craig Kissel08 Merilee Raines□ Vote FOR□ Vote WITHHELD directors:02 Michael J. Dubose06 Joseph T. Noonan09 Joseph W. Reitmeierall nomineesfrom all nominees03 David A. Dunbar07 Robert J. Pagano, Jr.(except as marked below) 04 Louise K. Goeser(To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)The Board of Directors recommends you vote FOR proposal 2:2.Advisory vote to approve named executive officer compensation.□ For□ Against□ AbstainThe Board of Directors recommends you vote 1 YEAR for proposal 3:3.Advisory vote to approve the frequency of future advisory votes to approve□ 1 year□ 2 years □ 3 years □ Abstain named executive officer compensation.The Board of Directors recommends you vote FOR proposals 4 and 5:4.To approve an amendment to our Restated Certificate of Incorporation,as amended, to provide for the exculpation of officers with respect to certainbreaches of their duty of care.ForAgainstAbstain5.To ratify the appointment of KPMG LLP as our independent registered publicaccounting firm for the fiscal year ending December 31, 2023.ForAgainstAbstainThe proxies, in their discretion, are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.Date: Signature(s)Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.0